UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2014

TWINLAB CONSOLIDATED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55181	46-3951742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

632 Broadway, New York, New York 10012
(Address of Principal Executive Offices, including zip code)

212 651 8500
(Registrant’s telephone number, including area code)

(Former name, former address, if changed since last report)

Mirror Me, Inc.
1455 Kettner Blvd., #305
San Diego, CA 92101
(562) 618-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Twinlab Consolidated Holdings, Inc., a Nevada corporation formerly known as Mirror Me, Inc., is providing the disclosure contained in this Current Report on Form 8-K in connection with the closing of the Merger (as defined in Item 2.01 of this Current Report on Form 8-K) on September 16, 2014, under the following items of Form 8-K: Item 1.01, Item 2.01, Item 3.02, Item 5.01, Item 5.02, Item 5.06, and Item 9.01.  A table of contents of this Current Report on Form 8-K is as follows:

Page No.
Forward-Looking Statements	3
Item 1.01 Entry into a Material Definitive Agreement	6
Item 2.01 Completion of Acquisition or Disposition of Assets	6
Business	8
Risk Factors	25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	36
Security Ownership of Certain Beneficial Owners and Management	46
Management	48
Executive Compensation	50
Certain Relationships and Related Transactions, and Director Independence	55
Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters	56
Recent Sales of Unregistered Securities	56
Description of Securities	57
Indemnification of Directors and Officers	58
Financial Statements	58
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	58
Item 3.02 Unregistered Sales of Equity Securities	59
Item 5.01 Changes in Control of Registrant	59
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	60
Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	60
Item 5.06 Change in Shell Company Status	61
Item 9.01 Financial Statements and Exhibits

References throughout this Current Report on Form 8-K to “we,” “our,” “us,” “the Company,” “TCH,” and similar terms refer to Twinlab Consolidated Holdings, Inc., unless otherwise expressly stated or the context otherwise requires. This Current Report contains summaries of the material terms of the agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and qualified in their entirety by, reference to those agreements, all of which are incorporated herein by reference.

On August 28, 2014, the Company effectuated a 50 to 1 forward split of its $0.001 par value common stock, with a record date of September 9, 2014. Unless the context indicates or otherwise requires, all shares and per share amounts in this Form 8-K have been adjusted to reflect the forward split.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Current Report on Form 8-K that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected.  In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in the section titled “Risk Factors” including, without limitation, risks relating to:

•	our need for substantial additional funds in order to continue our operations, and the uncertainty of whether we will be able to obtain the funding we need;

•	our ability to retain or hire key management personnel;

•	our ability to protect our intellectual property rights that are valuable to our business, including patent, trademark and other intellectual property rights;

•	dependence on third-party manufacturers, suppliers, distributors and other potential commercial partners;

•	the size and growth of the potential markets for our products, and the rate and degree of market acceptance of any of our products;

•	competition in our industry;

•	regulatory developments in the United States and foreign countries;

•
consumer perception of our products due to adverse scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding nutritional supplements;

•	potential slow or negative growth in the vitamin, mineral and supplement market;

•	increases in the cost of borrowings or unavailability of additional debt or equity capital, or both;

•	volatile condition in the capital, credit and commodities markets and in the overall economy;

•	dependency on retail stores for sales;

•	the loss of significant customers;

•
compliance with new and existing federal, state, local or foreign legislation or regulation, or adverse determination by regulators anywhere in the world (including the banning of products) and, in particular, Food and Drug Administration Good Manufacturing Practices (“GMP”), Dietary Supplement Health and Education Act of 1994 (“DSHEA”), Food Safety Modernization Act (“FSMA”), California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65),” in the United States, the Natural Health Products Regulations in Canada, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive (the “Herbal Products Directive”) in Europe and greater enforcement by any such federal, state, local or foreign governmental entities;

•	material product liability claims and product recalls;

•	our inability to obtain or renew insurance, or to manage insurance costs;

•	international market exposure and compliance with anti-corruption laws in the U.S. and foreign jurisdiction;

•	difficulty entering new international markets;

•	legal proceedings initiated by regulators in the U.S. or abroad;

•	unavailability of, or our inability to consummate, advantageous acquisitions in the future, or our inability to integrate acquisitions into the mainstream of our business.

•	difficulty entering new international markets;

•	loss of executive officers or other key personnel;

•	loss of certain third-party suppliers;

•	the availability and pricing of raw materials;

•	disruptions in manufacturing operations that produce nutritional supplements and loss of manufacturing certifications;

•	Increased competition and failure to compete effectively;

•	our inability to respond to changing consumer preferences;

•	interruption of business or negative impact on sales and earnings due to acts of God, acts of war, sabotage, terrorism, bio-terrorism, civil unrest or disruption of delivery service;

•	work stoppages at our facilities;

•	increased raw material, utility and fuel costs;

•	fluctuations in foreign currencies, including, in particular, the Euro, the Canadian dollar and the Chinese Yuan;

•	interruptions in information processing systems and management information technology, including system interruptions and security breaches;

•	failure to maintain and/or upgrade our information technology systems;

•	our exposure to, and the expense of defending and resolving, product liability claims, intellectual property claims and other litigation;

•	failure to maintain effective controls over financial reporting;

•	other factors disclosed in this Report; and

•	other factors beyond our control.

We operate in a very competitive and rapidly-changing environment and new risks emerge from time to time.  As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  The forward-looking statements included in this report speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this report to conform these statements to actual results or to changes in our expectations.

Item 1.01 Entry into a Material Definitive Agreement.

On September 4, 2014, Twinlab Consolidated Holdings, Inc., a Nevada corporation formerly known as Mirror Me, Inc. (the “Company”), entered into an Agreement and Plan of Merger and entered into a First Amendment to Agreement and Plan of Merger on September 16, 2014 (as amended, the “Merger Agreement”), by and among the Company, TCC MERGER CO (“Sub Co”), a Delaware corporation and wholly-owned subsidiary of the Company, and Twinlab Consolidation Corporation (“TCC”), a Delaware corporation, whereby TCC became a wholly-owned subsidiary of the Company.  The Merger Agreement provides for the merger of Sub Co with and into TCC (the “Merger”), with TCC surviving the Merger as a wholly-owned subsidiary of the Company.

The Merger closed on September 16, 2014. See Item 2.01 below for further description of the Merger.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 16, 2014, the Company completed the Merger, pursuant to the Merger Agreement, by and among the Company, Sub Co and TCC, whereby TCC became a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Merger, the Company issued 199,995,000 shares of restricted common stock in exchange for 100% of TCC’s issued and outstanding common and preferred stock. Total issued and outstanding common stock of the Company, after giving effect to the Merger, is 220,000,000 shares.

As a result of the closing of the Merger, the Company has become a holding company and its main focus has been redirected to the operations of TCC. The Company now owns, through the acquired companies, all of the assets, liabilities and operations of TCC and its subsidiaries, which manufacture and market high-quality, science-based nutritional supplements.  The Company, subject to its ability to access the requisite capital, intends to pursue a business strategy that contemplates additional acquisitions and integration of acquired companies, as more fully described below under “Description of Business,” “Business Strategy.”

Accounting Treatment of the Merger

The Merger is being accounted for as a reverse triangular merger.  TCC is the accounting acquirer for financial reporting purposes and the Company is the accounting acquiree.  Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Merger will be those of TCC and will be recorded at the historical cost basis of TCC. The consolidated financial statements after completion of the Merger will include the assets and liabilities of the Company and TCC, the operations of TCC and its subsidiaries, and the operations of the Company.

Tax Treatment

The Merger is intended to constitute a tax-free reorganization within the meaning of the Internal Revenue Code of 1986.

Emerging Growth Company

Following the Merger, the Company continues to be an “emerging growth company,” as defined in Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

An “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

FORM 10 DISCLOSURE

Twinlab Consolidated Holdings, Inc. is providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the current operations acquired through the closing of the Merger, as discussed above.

DESCRIPTION OF BUSINESS

As a result of the closing of the Merger, the Company now owns through wholly-owned subsidiaries all of the assets, liabilities and operations of TCC which manufactures and markets high-quality, science-based nutritional supplements. The information set forth herein is only a summary of our business plans.

General Development of Business

Mirror Me, Inc. was formed as a Nevada corporation on October 24, 2013. On August 7, 2014, we changed our name from Mirror Me, Inc. to Twinlab Consolidated Holdings, Inc.  As a result of the closing of the Merger, the Company’s main focus has been redirected to the operations of TCC and its subsidiaries.  Hence, the Company will become a holding company and all operations will be conducted through its subsidiaries.

TCC and its subsidiaries manufacture and market high-quality, science based nutritional supplements. TCC, and immediately after the consummation of the Merger, the Company, maintains its principal executive offices at 632 Broadway, Suite 201, New York, New York 10012. TCC’s wholly-owned subsidiary is Twinlab Holdings, Inc. (formerly known as Idea Sphere Inc.) (“THI”).  Twinlab Holdings, Inc.’s wholly-owned subsidiaries are Twinlab Corporation, which manufactures and markets nutritional supplements under its own brands and for others, and ISI Brands, Inc., which holds title to the intellectual property used in the manufacturing and marketing activities of Twinlab Corporation.

For convenience in this report, the terms “Company,” “we” and “us” may be used to refer to Twinlab Consolidated Holdings, Inc. and/or its subsidiaries, except where indicated otherwise, and the term “TCC” may be used to refer to Twinlab Consolidation Corporation and/or its subsidiaries.

TCC’s products include vitamins, minerals, specialty supplements and sports nutrition products primarily under the Twinlab® brand name (including the Twinlab® Fuel family of sports nutrition products); diet and energy products under the Metabolife® brand name; a line of products that promote joint health under Trigosamine® brand name; and a full line of herbal teas under the Alvita® brand name. These products are sold primarily through health and natural food stores, national and regional drug store chains, supermarkets, and mass market retailers.

Development of the TCC Business

TCC was incorporated on October 1, 2013 in the state of Delaware. TCC was formed to effect a consolidation strategy in the fragmented vitamin, mineral, herbal and other nutritional supplements sectors of the health and wellness industry (the “H&W Industry”). Since our formation we have established a business plan to execute on this strategy. We are of the view that we are well positioned to capitalize on the opportunity for consolidation that we believe exists in the H&W Industry.

On August 7, 2014, TCC acquired Idea Sphere Inc., a Michigan corporation (“Idea Sphere”) and its subsidiaries. This transaction was conducted as a reverse triangular merger (the “IS Merger”) in which TCC established a wholly-owned subsidiary (“TCC Subco”) that merged with Idea Sphere.  On August 27, 2014, the name of Idea Sphere was changed to THI.  As a consequence of the closing of the IS Merger followed by the closing of the Merger, the Company’s main focus has been redirected to the operations of its operating subsidiary, Twinlab Corporation, which manufactures and markets high-quality, science-based nutritional supplements under a number of brand names.

THI was incorporated on April 10, 2001 and shortly thereafter incorporated ISI Brands, Inc. as a wholly-owned subsidiary on December 4, 2001.  On December 19, 2003, THI successfully completed the acquisition of substantially all of the non-ephedra assets of Twin Laboratories Inc. out of a Chapter 11 bankruptcy pursuant to Section 363 of the United States Bankruptcy Code. The assets acquired by  THI at the time constitute the core of the operations that comprise the Company’s current business.

           On November 4, 2005, THI completed the acquisition out of a Chapter 11 bankruptcy of substantially all of the non-ephedra assets of Metabolife International Inc. and its subsidiary Alpine Health Products LLC, again pursuant Section 363 of the Bankruptcy Code.  Through this acquisition, THI expanded its presence in the diet and energy category.

On September 18, 2006, THI acquired the assets of Cole Water Company LLC (“Cole Water”), which owned an aquifer with a recharging spring of naturally calcium enriched water.  This transaction included the acquisition of real property at 51 Strawtown Pike, Peru, Indiana that holds the natural aquifer as well as a bottling facility.  Cole Water has marketed calcium enriched water under a number of brand names.  On December 31, 2013, THI discontinued operations of its water products line.

Forward Split

On August 28, 2014, the Company amended its Articles of Incorporation (the “Charter Amendment”) to effectuate a 50 to 1 forward split (the “Forward Split”) of its issued and unissued common and preferred shares as of September 9, 2014, the record date. As a consequence of the Forward Split, the issued and outstanding shares of common stock of the Company increased from 4,400,000 shares immediately prior to the Forward Split becoming effective to 220,000,000 shares following the Forward Split. The number of authorized common shares increased from 100,000,000 to 5,000,000,000 common shares.

The Company’s authorized preferred stock increased from 10,000,000 shares to 500,000,000 shares.  No shares of the preferred stock have been issued.  The Company is required to give notice of the Forward Split to the Financial Industry Regulatory Authority (“FINRA”) at least ten days before the split becomes effective.  The Company submitted an Issuer Company-Related Action Notification Form to FINRA regarding the Forward Stock Split on August 29, 2014 and the ten day notice period has elapsed.  An amendment to the Company’s Articles of Incorporation to effect the changes described above was filed with the Nevada Secretary of State on August 28, 2014.

Recent Change in Management

On September 12, 2014, Luz Vazquez submitted her letter of resignation from her position as President, Secretary, and Treasurer effective on the consummation of the Merger, and as the Sole Director of the Company, effective with the appointment of her successor(s) to the Board following consummation of the Merger.

Immediately after the consummation of the Merger, the Board of Directors of the Company (the “Board”) appointed Thomas A. Tolworthy as the Sole Director of the Company, such appointment to be effective September 16, 2014.  The resignation of Ms. Vazquez was accepted by the Company on September 16, 2014 immediately after the appointment of Mr. Tolworthy.

Effective as of the effective date of the Merger, and in connection with the resignations of Luz Vazquez as an officer of the Company, the Board appointed the following persons to serve as officers of the Company: (a) Thomas Tolworthy as the Chief Executive Officer and President, (b) Mark Jaggi as Executive Vice President, Chief Financial Officer and Treasurer; (c) Richard Neuwirth as Executive Vice President, Chief Legal Officer and Secretary.

Change of Control

Mr. Tolworthy acquired 59.49% or 130,870,132 shares of common stock as a result of being a stockholder of TCC of which the Company acquired 100% of the ownership pursuant to the Merger.  Mr. Tolworthy has entered into an agreement with TCC, the benefit of which accrues to the Company, pursuant to which Mr. Tolworthy will contribute, for no consideration, up to 65,306,102 shares of the common stock he holds to facilitate acquisitions and the raising of capital by the Company, provide a pool of shares to be used for incentive awards by the Company and for use by the Company for other proper purposes, without such events diluting the interests of other shareholders.  If the Company elects to have Mr. Tolworthy contribute all shares it has the right to call, Mr. Tolworthy’s ownership would be reduced to 65,564,030 shares of the Company’s common stock, or 29.80%.  Mr. Tolworthy also has a contingent agreement to acquire up to 5,021,834 shares of the Company’s outstanding common stock if either or both of the transactions subject to Option No. 1 or Option No. 2, which are described under “Recent Developments” below, do not close.  Such shares are not included in the shares described above as owned by Mr. Tolworthy.

In addition, on September 16, 2014, simultaneously with the effectiveness of the Merger, pursuant to an agreement entered into prior thereto, the Company acquired 199,995,000  shares of common stock pursuant to a Termination and Buy-Back Agreement, dated as of September 12, 2014, with Ms. Luz Vazquez (for an aggregate purchase price of $8,000, which included satisfaction of certain indebtedness owed to Ms. Vazquez by the Company). Following such purchase, Ms. Vazquez held 5,000 shares of the Company’s common stock.

Change in Fiscal Year

On September 12, 2014, the Board resolved, effective September 16, 2014, to change our fiscal year to end on December 31 of each year.

Business Overview

General

We are an integrated manufacturer, marketer, and distributor of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores and food, drug and mass market retailers. Internationally, we market and distribute branded nutritional supplements to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements and other natural products. We believe that the consolidation and integration of these acquired businesses will provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional products, including primarily a full line of nutritional supplements under the Twinlab® brand (including the Twinlab® Fuel family of sports nutrition products). We also manufacture and sell diet and energy products under the Metabolife® brand name, a line of products that promote joint health under the Trigosamine® brand name, and a full line of herbal teas under the Alvita® brand name.

We manufacture and/or distribute one of the broadest branded product lines in the industry with approximately 850 individual stock keeping units (“SKUs”), including approximately 250 SKUs sold internationally. We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.  In addition, we act as contract manufacturers for private label customers.  Approximately 18% of our 2013 sales consisted of sales of products manufactured for these customers.

We were established to effect a consolidation strategy in the fragmented health and wellness industry. Utilizing the assets and expertise of the Twinlab Corporation, we intend to implement a strategic plan to provide elevated productivity, optimized manufacturing capability and distribution networks, increased market share and enhanced profit margins through selected acquisitions to emerge as a market leader. We have assembled a seasoned management team with extensive acquisition and integration expertise for the purpose of executing our strategic plan.

Business Strategy

We target consumers searching for high quality nutritional supplements and other natural products. We believe many of these consumers shop in sales channels that offer meaningful education, service and support to their customers.

The primary channel that offers this type of support to consumers in the United States has been health and natural food stores (“HNF”). Our primary focus and strength has been and remains on this channel. This strategy has enabled us to benefit from the growth of the HNF channel. The HNF channel consists of approximately 16,500 retailers, including (i) independent health and natural food stores, (ii) health and natural food stores affiliated with local, regional and national health and natural food chains (including health and natural food store chains, such as Whole Foods Market, and vitamin store chains, such as The Vitamin Shoppe and Vitamin World) and (iii) GNC stores.  The HNF channel principally caters to our primary target consumers: those who desire product education, service and high quality nutritional supplements and other natural products. We believe there are significant differences between mass market retailers (such as supermarkets, drugstores and warehouse clubs) that typically offer a limited selection of discounted natural products and lower-potency nutritional supplements and the HNF channel, where natural ingredients, quality, potency, selection and customer support are emphasized. The growth rate of the HNF channel peaked in the 1990’s but this channel still generates impressive growth and is a hot bed of consolidation.

We believe we are among the largest suppliers of nutritional supplements to the HNF channel.  We develop, manufacture, market and distribute a majority of our own products. We manufactured approximately 85% of our products in fiscal 2013 and believe that the quality of our products is among the highest in the industry. We market our branded products through our own sales force dedicated to the HNF channel. We seek to be a market leader in the development of new and innovative products and believe that we benefit from greater customer and product diversification than most of our larger competitors.

We believe that consumers seeking high quality products are also purchasing them through other channels, such as products available through health care practitioners and direct to consumer channels and we continue to seek opportunities through acquisitions to explore reaching our target consumers through these and additional channels.

An integral part of our business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.  Prior to the Merger, as noted under “Recent Developments” and “Business Strategy and Operational Risks” below, TCC identified two possible acquisition candidates and entered into option agreements with each under which TCC had the right, but not the obligation to acquire the targeted businesses, one for $37 million (“Option No. 1”), the other for $10.5 million (“Option No. 2”).  TCC paid $2 Million for Option No. 1 and $.35 million for Option No. 2, in each case out of its available funds.  Option No. 1 may be exercised at any time on or before July 13, 2015 and Option No. 2 on or before December 13, 2014.

At the time TCC entered into Option No. 1 and Option No. 2, it did not have the necessary resources to exercise its options.  TCC has no track record of being able to source funding as an independent entity without third party support.  No change in TCC’s ability to access funding sources has occurred by reason of the Merger.  While it is the intention of the Company to attempt to raise the necessary funding through either the debt or the equity markets, there is no assurance that the Company will be successful in its efforts to obtain the funding necessary for Option No. 1, Option No. 2 or both, before the option periods expire.   If the Company cannot successfully raise the necessary funds, the Company would be unable to exercise either or both options.  If that were to occur, the Company would have no further obligations to the grantor of Option No. 1.  If the Company does not exercise Option No. 2 within the exercise period, it will pay the grantor break-up fees of approximately $400,000.  The Company believes that the inability of the Company to acquire the businesses that are subject to the options will not have a material adverse effect on the Company, although there can be no assurance that this will be the case.  See “Business Strategy and Operational Risks” under “Risk Factors” below.

Industry

According to Nutrition Business Journal, the total retail natural products market (the “Natural Products Market”) is highly fragmented and totaled approximately $137.4 billion in retail sales in calendar 2012. The Natural Products Market is comprised of the following submarkets (with estimated calendar 2012 sales indicated): (i) personal care, $13.1 billion, (ii) natural and organic foods, $47.9 billion, (iii) functional foods, $43.9 billion and (iv) vitamins, minerals and supplements, $32.5 billion. Historically, our primary focus has been on vitamins, minerals and supplements (the "VMS Market").  Our business plan could include expansion into the other three channels of the Natural Products Market: natural and organic personal care, natural and organic foods, and functional foods.

The total retail VMS Market is highly fragmented with estimated sales of $32.5 billion in calendar 2012, $30.0 billion in calendar 2011 and $28.1 billion in calendar 2010. We believe that the VMS Market reached its present size due to a number of factors, including (i) interest in healthier lifestyles, living longer and living well, (ii) the publication of research findings supporting the positive health effects of certain nutritional supplements and (iii) the aging of the "Baby Boom" generation combined with the tendency of consumers to purchase more nutritional supplements and natural foods as they age.

Products

We primarily manufacture and market nutritional supplements. As of August 2014, we sold approximately 850 SKUs, including approximately 250 SKUs sold internationally. Our products include vitamins, minerals, specialty supplements and sports nutrition products primarily under the Twinlab® brands (including the Twinlab® Fuel family of sports nutrition products). We also manufacture and sell diet and energy products under the Metabolife® brand name, a line of products that promote joint health under the Trigosamine® brand name, and a full line of herbal teas under the Alvita® brand name.  To accommodate consumer preferences, our products come in various formulations and delivery forms, including capsules, tablets, softgels, chewables, liquids, sprays, powders and whole herbs.

We currently market our products through a multiple brand strategy to offer more customer choice and to encourage retailers to allocate additional shelf space to our brands. We have worked to enhance the strength of our brands by instituting business strategies that have included (i) consolidating or expanding our sales force in certain areas, as appropriate, to maximize each brand's geographic coverage, (ii) performance and growth-based incentives for sales representatives, (iii) introducing more sophisticated management information systems and (iv) periodic updating to brand packaging.

Sales, Marketing and Promotion

Sales

TCC and its subsidiaries are a fully integrated manufacturer, marketer and distributor of nutritional products and generated approximately $76 million in net revenue in 2013. Twinlab presently sells its products through over 45,000 retail stores in the U.S. and distributes its products in over 55 countries worldwide. Retail sales and market share are projected to further expand under TCC management's consolidation strategy. TCC plans to acquire companies with product distinction and innovation while simultaneously absorbing and integrating distribution networks with direct-selling capacities resulting in higher overall sales. TCC creates economies of scale by optimizing manufacturing and operating costs combined with initiating cross-selling of current/new products across the newly integrated distribution networks. Overall, there is considerable opportunity for TCC to command an increased market share of sales over a short period of time following consolidation.

Marketing and Promotion

Twinlab markets a number of brands to consumers shopping in numerous retail channels as well as online e-tailers. Each channel demands a different approach that meets its distinctive needs. The following is a brief overview of the channels in which we market our varied brands.

Sales Channels
Channel	Specifics
Health and Natural Foods (HNF)	Retailers who specialize in supplements (i.e., The Vitamin Shoppe, Vitamin World and GNC) and retailers ranging from Whole Foods to small health food stores

Performance
Retailers and e-tailers that focus on sports nutrition (i.e., Max Muscle Sports Nutrition and Bodybuild-ing.com) retailers such as bike shops, and running shops and other sport-centric locations where supplements are sold

Food, Drug and Mass Market (“FDM”)	Retailers ranging from Walgreens Drugstores to Walmart ‘big box’ stores

Direct to Consumer (“DTC”)	Websites, catalogs, print ads, telemarketing, infomercials, banner ads
International	Distributors found in the 55 countries in which Twinlab currently does business
Convenience	Retailers ranging from national chains such as 7-Eleven to small local gas station convenience stores
Current Lines and Recent Launches

Twinlab Corporation (sometimes referred to herein as “Twinlab”) markets its products under five primary brand names: Twinlab (vitamins and minerals), Twinlab Fuel, MetaboLife, Trigosamine and Alvita Teas. The Company has recently launched Twinlab ProSeries, a premium brand of sports nutrition products for the serious athlete, Twinlab CleanSeries, a line of products free of unnatural ingredients and certified free of banned substances, and Twinlab Bariatric, a line of products that support bariatric patients.  Each individual brand of products has a core channel (or channels) for which it was designed and in which it accurately meets the channel-specific needs.

In some cases a product line crosses several channels. Twinlab Vitamins, Twinlab CleanSeries and Alvita Teas focus on the specialty and HNF channels. Twinlab sports nutrition brands (Fuel, ProSeries, and PerformanceSeries) cross from specialty to FDM and the performance channel, while Trigosamine and MetaboLife are primarily sold in FDM.  For this reason, marketing tactics vary by brand and channel.

Marketing Efforts by Brand

Twinlab Brand Vitamins

Twinlab is a legacy line of vitamins that has been in the market for over 45 years and carries a great deal of brand awareness from the health and natural food and specialty consumer. Twinlab vitamins are sold through the specialty and health and natural channel, where retail staff is relied-upon to educate consumers about new science and new products. This is sometimes referred to as ‘hand selling’, and for this reason, marketing and promotional efforts consist of many trade activities to educate distributors and retail staff. As a major industry player, Twinlab participates in two leading trade events, Expo West and Expo East, held annually to announce product introductions to retailers nationwide. Since Twinlab is a distributed brand (shipping to certain major retailers, but also to nationwide distributors who resell to smaller retailers), the Company also delivers training to distributor sales teams and participates in distributor and retailer shows designed to reach retailers and store managers.

Marketing activities for the Twinlab brand have had two main focuses:

1.	Trial and awareness of key existing products; and

2.	Awareness, trial and education for new products.

Marketing and promotional efforts for the Twinlab Brand focus on both trade and consumer tactics:

Retailer Promotions – Promotional programs in stores can drive consumer awareness when they are making purchase decisions.  Manufacturer charge backs are created for retailers to support features and promotions of products throughout the year. They are called ‘charge-backs’ because retailers deduct the cost of these programs from their product purchases. These programs are designed to incentivize the retailer to display products in secondary placement (multiple store locations) and often require a discount to create excitement and deliver incremental savings in order to drive consumer purchases.

Sampling – Many Twinlab products are immediately experiential either because of their taste or effect. We use samples and retail demo programs to allow for trial and education of our products. These are generally conducted in-store using Twinlab or third party personnel.

Consumer and Trade Print Ads – Print advertising is coordinated with product introductions and spans trade magazines, distributor marketing communications and consumer magazines targeting the health and natural food channel.

Public Relations/Bloggers – Extensive outreach to media and blogger influencers has resulted in numerous features and reviews in online and print media channels. This channel is especially important in our sports nutrition businesses where online influencers can both positively or negatively affect the success of a product.

Coupons – Coupons are incorporated into different communication vehicles when appropriate to drive trial and create additional excitement around a product.

Trade Shows – Products need to be on the shelf in order for the public to buy.  Retailer relations and new product launches are focused on trade shows to create excitement around the brand and drive placement.  Display and promotion of products at several industry trade shows annually is a key component of support for the Twinlab brand.

Twinlab Bariatric Support

Twinlab Bariatric Support™ is a line of products specifically designed for persons who have undergone bariatric surgery – resulting in a decreased capacity to digest foods. The focus of Bariatric Support’s marketing campaign has mainly been on avenues that build awareness with the key influencers – namely, the doctors, surgeons, nurses, psychologists, and nutritionists who interact directly with pre- and post-op bariatric surgery patients. While their individual supplementation needs may change over time, bariatric surgery patients will typically continue to follow a supplement regimen for a lifetime.

Alvita Teas

Started in 1922, Alvita Teas is an herbal therapeutic tea line with a rich history and loyal customers. In 2012, the brand commenced a rebranding exercise to update the look of the packaging while converting the products to organic ingredients. Current marketing efforts have been focused on communication tools and tactics to support the retail transition and educate on the key points of difference in the rebranding.

Public relations and social media have also been strategically planned and executed to best maximize our marketing goals. PR objectives have attracted editors and bloggers nationwide creating viral buzz and interest. The organic Alvita website continues to expand and serves to educate both consumers and retailers. Facebook is being engaged to aggressively create brand awareness, build a loyal consumer base and attract new customers.

Twinlab Fuel

Twinlab was one of the key early companies that created the sports nutrition industry in the 1970’s and ‘80’s, and the Twinlab Fuel brand name remains synonymous with products to improve personal physical performance. In 2012, management re-engineered the Company’s sports nutrition business in a way that would re-authenticate the original Fuel brands to the contemporary performance market.

Twinlab ProSeries.  ProSeies is a new line of premium high-performance products under Twinlab’s Fuel brand targeting the hardcore bodybuilder or extreme fitness enthusiast.  These products are advanced, cutting edge supplements designed to provide significant results, and the new brand and premium hardcore focus have created a fresh emphasis for the company that is getting results.  The Company positioned the products as a fresh departure with a credit to Twinlab’s authentic sports nutrition roots in the industry for over 45 years. The innovative products in this line are finding enthusiastic acceptance in the performance channel but also breaking into the mass market in certain cases.  ProSeries employs a critical cross-section of marketing activities ranging from attending performance shows to print and electronic media – including training videos on key performance sites.  Believing sampling is the surest way to drive sales, the ProSeries division has its own ‘Fuel Militia’ of fitness professionals and body builders that attend events, provide performance demonstrations and distribute samples to the public.

Twinlab CleanSeries. CleanSeries, launched in 2012 is a new line of non-genetically modified organism tested products certified to be free of any banned substances.  This sports nutrition brand is purpose-built for the health and natural food channel where face-to-face education and hand-selling rule the day. The marketing is focused on in-store demos, couponing, events, retailer education sessions, social media and limited print advertising

Twinlab PerformanceSeries. PerformanceSeries is the Company’s new positioning for the existing Fuel line products that languished after the turn of the century.  Still driving sales based on their high quality and strong reputation, this line needed a new direction and new start.  The line has been reengineered to be high performance, high value foundational product line.  Excitement has been created around the brand by updating formulas where appropriate and redesigning the look and targeted appeal of the line.  Marketing activities center on the younger and mature athletes who avoid edgy products and seek strong value for their money.

MetaboLife

The MetaboLife brand of diet and energy products is one of the nation’s most recognized brands and was acquired by Twinlab on November 4, 2005.  MetaboLife has been positioned to serve the FDM channel.  MetaboLife benefits from very high un-aided consumer awareness and targeted, advertorial marketing.

Trigosamine

The Trigosamine brand, acquired on November 20, 2013, focuses on support for joints – one of the larger product segments after the diet segment.  The brand is strong in mass market, and the Company is starting to sell the brand in the DTC channel. Trigosamine employs a unique marketing process.  The Company uses print advertising in national magazines to sell products directly to consumers.  Half page advertorials discuss joint issues and various ways to address them in addition to mentioning the product.  Readers are encouraged to order the product via phone, Internet or mail, but the advertorial also mentions that the product is available at major mass market retailers.  Because Trigosamine is carried by major mass market retailers, the brand utilizes retailer promotions.

Research and Development; Quality Control

We have a commitment to research and development (“R&D”) and to introducing innovative products to correspond with consumer trends and scientific research. We believe that product quality and innovation are fundamental to our long-term growth and success. Through our research and development efforts, we seek to (i) test the safety, purity and potency of products, (ii) develop testing methods for ensuring and verifying the consistency of the dosage of ingredients included in our products, (iii) develop new, more effective product delivery forms and (iv) develop new products either by combining existing ingredients used in nutritional supplements or identifying new ingredients that can be used in nutritional supplements. Our efforts are designed to lead not only to the development of new and improved products, but also to ensure effective manufacturing quality control measures.

We conduct research and development in our own facilities and we also work with outside firms to perform testing and other aspects of R&D. We currently employ various professionals in research and development and quality control with degrees in, among other things, chemistry, microbiology and engineering and, in many cases, these professionals have also received training in natural health food products. In addition, we retain the services of outside laboratories from time to time to validate our product standards and manufacturing protocols.

Our quality control and safety programs seek to ensure the safe and superior quality of our products and that they are manufactured in accordance with current Good Manufacturing Practices (“cGMPs”). The Company has always had an acute focus on safety, quality, efficacy and compliance with law. Our processing methods are monitored closely to ensure that only quality ingredients are used and to ensure product purity.

Marketing and Sales

We believe our marketing and sales efforts help to promote demand for our products by educating retailers, who in turn educate their customers, as to the quality and attributes of our natural nutritional supplements and other products. Our branded products are currently sold in the United States primarily in the HNF channel. We believe that our products are attractive to retailers in the HNF channel due to factors such as the strength of our brand names, the breadth of our product offerings, the quality and efficacy of our products and the availability of service, sales support and educational materials. We have developed numerous Internet sites (including http://www.twinlab.com, www.metabolife.com, www.alvita.com, www.twinlabfuel.com, www.bariatricvitamins.com, www.cleanseries.twinlab.com, www.twinlabbeachbody.com ) that provide information about our branded lines and the various products within each brand. We have included our Internet site here and elsewhere only as an inactive textual reference. The information contained on the Internet site is not incorporated by reference into this Current Report on Form 8-K.

We employ a sales force dedicated to each of the individual channels in which we sell our products.  The dynamics and buying patterns of the various channels require specific approaches and skills necessitating specific sales approaches. Our sales representatives regularly visit each assigned customer in their respective areas to assist in the solicitation of orders for products, provide related product sales assistance and pitch new products to buyers. In addition to our field reps, we maintain a highly skilled internal phone-based sales force that keeps in touch with customers and through which they purchase our products. This technique covers a broad swath of the industry.

Manufacturing

At August 31, 2014, we employed approximately 200 manufacturing, shipping and packaging associates. We manufacture domestically in Utah and in some cases our products are manufactured by highly qualified third-party providers located in the US and Canada. The Company has industry-standard manufacturing and production facilities in its 170,000 square foot facility in American Fork, Utah.

Our manufacturing process generally consists of the following operations: (i) sourcing ingredients for products, (ii) warehousing raw ingredients, (iii) measuring ingredients for inclusion in products, (iv) blending, grinding, and chilsonating ingredients into a mixture with a homogeneous consistency and (v) encapsulating, tableting, pouring, pouching, bagging or boxing the blended mixture into the appropriate dosage form using either automatic or semiautomatic equipment. The next step, bottling and packaging, involves placing the product in packaging with appropriate tamper-evident features and sending the packaged product to a distribution point for delivery to retailers. We place special emphasis on quality control, including raw material verification, homogeneity testing, weight deviation measurements and quality sampling. See "Research and Development; Quality Control."

We manufactured approximately 85% of our products in fiscal 2013, based on net sales. By manufacturing the majority of our own products, we believe that we maintain better control over product quality, availability and product margins. Our manufacturing operations are performed primarily in our facilities located in Utah, although we also have numerous contract manufacturers geographically spread across the country.  These contract manufacturers include softgel manufacturers, liquid manufacturers and other specialty manufacturers as and when needed.  These contract manufacturers do business with us under both short and long term contracts depending on our needs.  The Company does not manufacture any of the basic materials used in packaging (bottles, boxes, shipping cartons, caps, tamper resistant films, etc.).

Management Information and Communication Systems

We use customized computer software systems, as well as commercially-packaged software, for handling order entry and invoicing, manufacturing, inventory management, shipping, warehouse operations, customer service inquiries, accounting operations and management information. The Company currently uses an SAP system to maintain its accounts and various bolt on systems to manage the aforementioned work processes.  We believe that these systems are adequate for the foreseeable future operations of the Company, however we intend to update, integrate, and improve these systems on a continual basis.

Materials and Suppliers

We employ a purchasing staff that works with marketing, product development, formulations and quality control personnel to source raw materials for products as well as other items purchased by us. Raw materials are sourced for domestic and international approved suppliers principally from the United States, Europe and China. Raw materials used by us are available from a variety of suppliers and generally no one supplier accounts for more than 15% of our total raw material purchases.  We believe our relationships with our principal suppliers are good.  We have adopted dual sourcing for raw materials where available to mitigate the impact of raw materials shortages that happen from time to time.

Government Regulation

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale (hereafter, "sale" or "sold" may be used to signify all of these activities) of our products are subject to regulation by one or more federal agencies. The primary federal level regulators are the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC").  In addition, the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture and the Environmental Protection Agency also regulate the industry. Our activities are also regulated by various governmental agencies for the states and localities in which our products are sold, as well as by governmental agencies in countries outside the United States in which our products are sold. Among other matters, regulation by the FDA and FTC is concerned with product safety, adherence to the cGMPs in manufacturing, packaging, or holding the products, and claims made with respect to a product. Specifically, the FDA, under the Federal Food, Drug, and Cosmetic Act ("FDCA"), as amended by DSHEA, regulates the formulation, manufacturing, packaging, labeling, distribution and sale of food, including dietary supplements.  The FDA also regulates over-the-counter ("OTC") drugs. The FTC regulates the advertising of these products. The National Advertising Division ("NAD") of the Council of Better Business Bureaus oversees an industry-sponsored, self-regulating system that permits competitors to resolve disputes over advertising claims. The NAD has no enforcement authority of its own, but may refer matters that appear to violate the FTC Act or the FDCA to the FTC or the FDA for further action, as appropriate.

Federal agencies, primarily the FDA and the FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing warning letters and cease-and-desist orders, requiring corrective labeling or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizures, imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the food, dietary supplement and over-the-counter drug industries, including the imposition of civil penalties in the millions of dollars against a few industry participants.

Some of our products are regulated as conventional foods under the Nutrition Labeling and Education Act of 1990 (“NLEA”). The NLEA amended the FDCA to establish additional requirements for ingredient and nutrition labeling and labeling claims for conventional foods. If the NLEA labeling requirements change at a future time, we may need to revise our product labeling. Most of our products are classified as dietary supplements.

DSHEA was enacted in 1994, amending the FDCA. We believe DSHEA is generally favorable to consumers and to the dietary supplement industry. DSHEA establishes a statutory class of "dietary supplements." In general, a dietary supplement is a product (other than tobacco) intended to supplement the diet that bears or contains one or more of the following dietary ingredients: (A) a vitamin; (B) a mineral; (C) an herb or other botanical; (D) an amino acid; (E) a dietary substance for use by man to supplement the diet by increasing the total dietary intake; or (F) a concentrate, metabolite, constituent, extract, or combination of any ingredient described in (A) through (E). A dietary supplement must be intended for ingestion and labeled as a dietary supplement; and must not be represented as a conventional food or as a sole item of a meal or diet and cannot include an article approved as a, or approved for investigation as a, new drug, antibiotic, or biological (see 21 U.S.C. 321(ff)). Whatever their form may be, DSHEA places dietary supplements in a special category under the general umbrella of "foods," not drugs. Dietary ingredients marketed in the United States before October 15, 1994 may be marketed without the submission of a "new dietary ingredient" ("NDI") premarket notification to the FDA. Dietary ingredients not marketed in the United States before October 15, 1994, unless subject to certain exemptions, may require the submission, at least 75 days before marketing, of an NDI notification containing information establishing that the ingredient is reasonably expected to be safe for its intended use. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as "food additives" and allows the use of statements of structure function claims on product labels and in labeling, so long as those statements do not constitute disease claims and are truthful and sufficiently substantiated. The FDA has issued final regulations under DSHEA and has issued draft guidance on NDI notification requirements. Further guidance and regulations are expected. Several bills to amend DSHEA in ways that might make this law less favorable to consumers and industry have been proposed in Congress.

The FDA issued a Final Rule on GMPs (Good manufacturing Practices) for dietary supplements on June 22, 2007. The GMPs cover manufacturers, packagers, labelers, distributors,  and holders of finished dietary supplement products, including dietary supplement products manufactured outside the United States that are imported for sale into the United States. Among other things, these GMPs: (a) require identity testing on all incoming dietary ingredients, (b) call for a "scientifically valid system" for ensuring finished products meet all specifications, (c) include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures and (d) require extensive recordkeeping. We have reviewed the GMPs and have taken steps to ensure compliance. While we believe we are in compliance, there can be no assurance that our operations or those of our suppliers will be in compliance in all respects at all times. Additionally, there is a potential risk of increased audits as the FDA and other regulators seek to ensure compliance with the GMPs.

On December 22, 2006, Congress passed the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which went into effect on December 22, 2007. The law requires, among other things, that companies that manufacture or distribute nonprescription drugs or dietary supplements report serious adverse events allegedly associated with their products to the FDA and institute recordkeeping requirements for all adverse events (serious and non-serious). There is a risk that consumers, the press and government regulators could misinterpret reported serious adverse events as evidence of causation by the ingredient or product complained of, which could lead to additional regulations, banned ingredients or products, increased insurance costs and a potential increase in product liability litigation, among other things.

The Consumer Product Safety Improvement Act of 2008 ("CPSIA") primarily addresses children's product safety but also improves the administrative process of the CPSC. Among other things, CPSA/CPSIA impact on dietary supplements is principally in requirements for use of child resistant closures (“CRCs”), performance validation of CRCs, and requirements for packaging and labeling of iron-containing products. The CPSIA also requires testing and certification of certain products and enhances the CPSC's authority to order recalls.

The FDA Food Safety Modernization Act ("FSMA"), enacted January 4, 2011, amended the FDCA to significantly enhance FDA's authority over various aspects of food regulation. The FSMA granted FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. Other changes include, but are not limited to,  the FDA's expanded access to records; the authority to suspend food facility registrations and require high risk imported food to be accompanied by a certification; stronger authority to administratively detain food; the authority to refuse admission of an imported food if it is from a foreign establishment to which a U.S. inspector is refused entry for an inspection; and the requirement that importers verify that the foods they import meet domestic standards.

One of FSMA's more significant changes is the requirement of preventive controls for food facilities required to register with the FDA, except dietary supplement facilities in compliance with both GMPs and the serious adverse event reporting requirements. Although dietary supplement facilities are exempt from the preventative controls requirements, dietary ingredient facilities might not qualify for the exemption. FDA's proposed preventative controls regulations, issued in February 2013, would require that facilities develop and implement preventive controls to assure that identified hazards are significantly minimized or prevented, monitor the effectiveness of the preventive controls, and maintain numerous records related to those controls. When implemented, the preventative controls requirements may increase the costs of dietary ingredients and affect our ability to obtain dietary ingredients. An additional significant change related to FSMA is the requirement that importers implement a foreign supplier verification program ("FSVP"). FDA's proposed FSVP regulations, issued in July 2013, would require importers to implement supplier verification activities to ensure that the foods they import meet domestic standards. When implemented, the FSVP requirements may affect the cost and the availability of dietary supplements and dietary ingredients.

As required by Section 113(b) of the FSMA, the FDA published in July 2011 a draft guidance document clarifying when the FDA believes a dietary ingredient is an NDI, when a manufacturer or distributor must submit an NDI premarket notification to the FDA, the evidence necessary to document the safety of an NDI and the methods for establishing the identity of an NDI. The draft guidance, if implemented as proposed, could have a material impact on our operations. Although our industry has strongly objected to several aspects of the draft guidance, it is unclear whether and what changes FDA will make to the final guidance. In addition, it is possible that the FDA will begin taking enforcement actions consistent with the interpretations in the draft guidance before issuing a final version.

The new FSMA requirements, as well as the FDA enforcement of the NDI guidance as written, could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, the detention and refusal of admission of imported products, the injunction of manufacturing of any dietary ingredients or dietary supplements until the FDA determines that such ingredients or products are in compliance and the potential imposition of fees for re-inspection of noncompliant facilities. Each of these events would increase our liability and could have a material adverse effect on our financial condition, results of operations or cash flows.

The FTC and the FDA have pursued a coordinated effort to challenge what they consider to be unsubstantiated and unsafe weight-loss products, and have also coordinated enforcement against dietary supplement claims in other areas, including immunity and children’s products. Their efforts to date have focused on manufacturers and marketers as well as media outlets, and have resulted in a significant number of investigations and enforcement actions, some resulting in civil penalties under the FTC Act of several million dollars. We expect that the FTC and the FDA will continue to focus on health-related claims for dietary supplements and foods, and our products could be the subject of an FTC/FDA inquiry.

The sale of our products in countries outside the United States is regulated by the governments of those countries. Our plans to commence or expand sales in those countries may be prevented or delayed or even suspended by such regulations or by regulators in those countries. In countries in which we have distributors, compliance with such regulations is generally undertaken by our distributors, but even in these cases we may cooperate by providing information to distributors and there can be no assurance we will not be liable if a distributor fails to comply. These distributors are independent contractors over whom we have limited control.

Competition

Health and Natural Foods

The natural products market and the VMS market are highly competitive. Our principal competitors in the VMS market that sell to the health and natural foods channel include a number of large, nationally-known brands (such as Bluebonnet, Country Life, Enzymatic Therapy, Garden of Life, Jarrow Formulas, Natural Factors, Nature's Plus, Nature's Way, Nordic Naturals, Now Foods, New Chapter and Solgar) and many smaller brands, manufacturers and distributors of nutritional supplements. Within the broader Natural Products Market, there are a number of large, nationally-known competitors, such as Hain Celestial. Because both the health and natural foods market and the VMS Market generally have low barriers to entry, additional competitors enter the market regularly.

Private label products of our customers also provide competition to our products. Whole Foods Market, The Vitamin Shoppe, Sprouts Farmers Market, Natural Grocers and many health and natural food stores also sell a portion of their offerings under their own private labels. Private label products are often sold at a discount to branded products.

We believe that stores in the HNF channel are increasingly likely to align themselves with those companies that offer a wide variety of high-quality products, have a loyal consumer base, support their brands with strong marketing and education programs and provide consistently high levels of customer service. We believe that we compete favorably with other nutritional supplement companies because of our comprehensive line of products and brands, premium brand names, commitment to quality, ability to rapidly introduce innovative products, competitive pricing, strong and effective sales force, distribution strategy and sophisticated marketing and promotional support. The wide variety and diversity of the forms, potencies and categories of our products are important points of differentiation between us and many of our competitors.

Mass Market

Our sales are focused primarily in limited SKUs in the Trigosamine and Metabolife lines in the mass market retail channel of distribution, and our ProSeries brand of sports nutrition is making inroads in this channel. Metabolife and Trigosamine were focused on the mass market channel when acquired and do not have a notable presence elsewhere at retail.  It is possible that as increasing numbers of companies (or brands) sell nutritional supplement products and other natural products in the mass market channels (such as Pharmavite (Nature Made), The Carlyle Group (Nature's Bounty), Reckitt Benckiser Group (Schiff), Hain Celestial and Church & Dwight). In addition, several major pharmaceutical companies continue to offer nutritional supplement lines in the mass market, including Pfizer (Centrum) and Bayer (One-A-Day).

Performance

The performance channel is primarily made up of independent retailers that focus their product mix on performance products, as well as gyms, health clubs and other health and fitness locations that house small stores to cater to the needs of their clients. There is also a small vibrant market serviced by bicycle shops and other specialty sports equipment retailers, and even larger sporting goods stores, like Dick’s Sporting Goods and Sports Authority, are testing sports nutrition sets in their stores. The retail performance channel is supplied by two specialty distributors that focus exclusively on this channel (Europa Sports Nutrition, Lone Star Distribution).  In recent years the performance channel has become dominated by several online retailers (www.bodybuilding.com, www.supplementwarehouse.com, www.dpsnutrition.com, www.netrition.com, www.allstarhealth.com, www.muscleandstrength.com ) that have the advantage of broad selection and aggressive pricing.

Competition in this channel is intense. The character of the target customer makes the barriers to entry in sports nutrition extremely low as consumers look for the next great product that will help them optimize their workout.  As a result, in addition to the somewhat large stable core brands (BSN, CytoSport, Five Star, Met-Rx, MHP, MRI, MusclePharm, Optimum Nutrition, Twinlab, VPX, etc.) there is a secondary level of innovative, small companies with niche products focused on a specific targeted customer.  Despite intense competition, the performance channel is attractive to us as the hardcore sports nutrition customer will spend several thousand dollars a year to look their best – far more than the average VMS customer. Twinlab believes it has a three-part advantage in the market; it has the stature of being one of the old and trusted brands, it has a long history of quality and efficacy (trustworthy products) and it has created a new and more edgy ProSeries that is getting attention due to the quality, efficacy and relevance of its highly authentic products.

Intellectual Property

We own more than 100 trademarks that have been registered with the United States Patent and Trademark Office and have filed applications to register additional trademarks. In addition, we claim domestic trademark and service mark rights in numerous additional marks that we use. We own a number of trademark registrations in countries outside the United States. Federally registered trademarks in the United States have a perpetual life, as long as they are maintained and renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage. Most foreign trademark offices use similar trademark renewal processes. We regard our trademarks and other proprietary rights as valuable assets and believe they make a significant positive contribution to the marketing of our products.

We protect our legal rights concerning our trademarks by appropriate legal action. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide us with the same level of protection as afforded by a United States federal registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We have registered and intend to register certain trademarks in certain limited jurisdictions outside the United States where our products are sold, but we may not register all or even some of our trademarks in every country in which we conduct business or intend to conduct business.

We own one U.S. patent but generally do not seek patent protection for our products. We sell a number of products that include patented ingredients. We purchase these ingredients from parties that we believe have the right to manufacture and sell those ingredients to us. However, there are a large number of patents that have been granted or applied for in the dietary supplement industry, and there may be an increased possibility that third parties will seek to compel us and our competitors to purchase their patented ingredients or file infringement actions. The cost of these patented ingredients is typically higher than the cost of non-patented ingredients.

Employees

As of the date of this report, we had 235 full-time employees and 4 part-time employees.  None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Description of Properties

We occupy approximately 6,700 rentable square feet of office space in New York, New York under a lease that expires in 2016. We occupy 3,600 rentable square feet of office space in Grand Rapids, Michigan, under a lease that expires in 2017.  We occupy approximately 170,000 square feet of manufacturing, R&D, warehousing and shipping space with roughly 30,000 square feet of office in American Fork, Utah under a lease that expires in February 2028. We also own a water capture and bottling facility in Peru, Indiana that is approximately 47,000 square feet. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

TCH Properties
Twinlab Manufacturing Facility and Offices (Manufacturing, R&D, Finance, Sales, Legal, Administration)	Leased	American Fork, Utah
Twinlab Executive Offices (Marketing, and Sales)*	Leased	New York, New York
Twinlab Corporate Offices (Regulatory and Marketing)	Leased	Grand Rapids, Michigan
Cole Water Aquifer and Bottling Facility (Water Capture and Bottling)	Owned	Peru, Indiana
Undeveloped Land (+-5 Acres)	Owned	American Fork, Utah

*The Company has a subtenant in the New York office that rents approximately 50% of this space.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission (the “SEC”). You can read these SEC filings and reports over the Internet at the SEC's website at www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549 on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt to of a written request to us at Twinlab Consolidated Holdings, Inc., 632 Broadway, Suite 201, New York, New York 10012.

RISK FACTORS

In the course of conducting our business operations, we are exposed to a variety of risks that are inherent to the business and industry. The following discusses some of the key inherent risk factors that could affect our business and operations, as well as other risk factors which are particularly relevant to us. Other factors besides those discussed below or elsewhere in this report also could adversely affect our business and operations, and these risk factors should not be considered a complete list of potential risks that may affect us. As of the date of this report our management is aware of the following material risks.

Regulatory, Product Liability and Insurance Risks

Our products are subject to government regulation, both in the United States and abroad, which could increase our costs significantly and limit or prevent the sale of our products.

The manufacture, packaging, labeling, advertising, promotion, distribution, and sale of our products are subject to regulation by numerous national and local governmental agencies in the United States and other countries. The primary regulatory bodies in the United States are the FDA and FTC, and we are also subject to similar regulatory bodies in all the countries in which we do business. Failure to comply with regulatory requirements may result in various types of penalties or fines. These include injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Individual U.S. states also regulate nutritional supplements. A state may interpret claims or products presumptively valid under federal law as illegal under that state's regulations. In markets outside the United States, we are usually required to obtain approvals, licenses, or certifications from a country's ministry of health or comparable agency, as well as labeling and packaging regulations, all of which vary from country to country. Approvals or licensing may be conditioned on reformulation of products or may be unavailable with respect to certain products or product ingredients. Any of these government agencies, as well as legislative bodies, can change existing regulations, or impose new ones, or could take aggressive measures, causing or contributing to a variety of negative consequences, including:

•	requirements for the reformulation of certain or all products to meet new standards,
•	the recall or discontinuance of certain or all products,
•	additional record keeping,
•	expanded documentation of the properties of certain or all products,
•	expanded or different labeling,
•	adverse event tracking and reporting and
•	additional scientific substantiation.

Any or all of these requirements could have a material adverse effect on us. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us.

If we experience product recalls, we may incur significant and unexpected costs, and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our brands and lead to decreased demand for our products. Product recalls also may lead to increased scrutiny by federal, state or international regulatory agencies of our operations and increased litigation and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may experience product liability claims and litigation to prosecute such claims, and although we maintain product liability insurance, which we believe to be adequate for our needs, there can be no assurance that our insurance coverage will be adequate or that we will be able to obtain adequate insurance coverage in the future.   In addition, we may be subject to consumer fraud claims, including consumer class action claims regarding product labeling and advertising, and litigation to prosecute such claims; these claims are generally not covered by insurance.

As a manufacturer and a distributor of products for human consumption, we experience from time to time product liability claims and litigation to prosecute such claims. Additionally, the manufacture and sale of these products involves the risk of injury to consumers as a result of tampering by unauthorized third parties or product contamination. We carry insurance coverage in the types and amounts that we consider reasonably adequate to cover the risks we face from product liability claims. If insurance coverage is inadequate or unavailable or premium costs continue to rise, we may face additional claims not covered by insurance, and claims that exceed coverage limits or that are not covered could have a material adverse effect on us. In addition, consumer fraud claims, including consumer class action claims regarding product labeling and advertising, are increasingly common as to food and dietary supplement products.  Because insurance is generally not available for such claims, these could have a material adverse effect on us.

We may experience Lanham Act claims by competitors, and litigation to prosecute such claims.

The Lanham Act empowers competitors to file suit regarding any promotional statements that the competitor believes to be false or misleading.  If the competitor prevails, it could obtain monetary damages (including potentially treble damages and attorneys’ fees).  The court can also order corrective advertising, or even a product recall if the offending claims are found on the product’s packaging and labeling. This could have a material adverse effect on us and on our products’ reputation.

Market and Channel Risks

Our success is linked to the size and growth rate of the vitamin, mineral and supplement market and an adverse change in the size or growth rate of that market could have a material adverse effect on us.

An adverse change in size or growth rate of the vitamin, mineral and supplement market could have a material adverse effect on us. Underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control, including media attention and scientific research, which may be positive or negative.

Because a substantial portion of our sales are to or through health food stores, we are dependent to a large degree upon the success of this channel as well as the success of specific retailers in the channel.

Over 75% of our sales are in the United States.  In this market, we sell approximately 45% of our products to or through health food stores. Because of this, we are dependent to a large degree upon the success of that channel as well as the success of specific retailers in the channel. There are some large chains of health food stores, such as Whole Foods Market and The Vitamin Shoppe, but many health food stores are individual stores or very small chains. We rely on these health food stores to purchase, market, and sell our products. A fair portion of our success is dependent, to a large degree, on the growth and success of the health and natural foods channel, which is outside our control. There can be no assurance that the health and natural foods channel will be able to grow or prosper as it faces price and service pressure from other channels, including the mass market. There can be no assurance that retailers in the health and natural foods channel, in the aggregate, will respond or continue to respond to our stated loyalty to this channel.

We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies in our industry, and adverse publicity and negative public perception regarding particular ingredients or products or our industry in general could limit our ability to increase revenue and grow our business.

Decisions about purchasing made by consumers of our products may be affected by adverse publicity or negative public perception regarding particular ingredients or products or our industry in general. This negative public perception may include publicity regarding the legality or quality of particular ingredients or products in general or of other companies or our products or ingredients specifically. Negative public perception may also arise from regulatory investigations, regardless of whether those investigations involve us. We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful could have a material adverse effect on us, regardless of whether these reports are scientifically supported. Publicity related to nutritional supplements may also result in increased regulatory scrutiny of our industry and/or the healthy foods channel. Adverse publicity may have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings.

We face intense competition from competitors that are larger, more established and that possess greater resources than we do, and if we are unable to compete effectively, we may be unable to maintain sufficient market share to sustain profitability.

Numerous manufacturers and retailers compete actively for consumers. There can be no assurance that we will be able to compete in this intensely competitive environment. In addition, nutritional supplements can be purchased in a wide variety of channels of distribution. These channels include mass market retail stores and the Internet. Because these markets generally have low barriers to entry, additional competitors could enter the market at any time. Private label products of our customers also provide competition to our products. Additional national or international companies may seek in the future to enter or to increase their presence in the healthy foods channel or the vitamin, mineral supplement market. Increased competition in either or both could have a material adverse effect on us.

The nutritional supplement industry increasingly relies on intellectual property rights and although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us, which claims may result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition and operating results.

Recently it has become more and more common for suppliers and competitors to apply for patents or develop proprietary technologies and processes. We seek to ensure that we do not infringe the intellectual property rights of others, but there can be no assurance that third parties will not assert intellectual property infringement claims against us. These developments could prevent us from offering or supplying competitive products or ingredients in the marketplace. They could also result in litigation or threatened litigation against us related to alleged or actual infringement of third-party rights. If an infringement claim is asserted or litigation is pursued, we may be required to obtain a license of rights, pay royalties on a retrospective or prospective basis or terminate our manufacturing and marketing of our products that are alleged to have infringed. Litigation with respect to such matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition and operating results.

We may be affected adversely by increased utility and fuel costs.

Increasing fuel costs may affect our results of operations adversely in that consumer traffic to health and natural food stores may be reduced and the costs of our sales may increase as we incur fuel costs in connection with our manufacturing operations and the transportation of goods from our warehouse and distribution facilities to health and natural food stores. Also, high oil costs can affect the cost of our raw materials and components and the competitive environment in which we operate may limit our ability to recover higher costs resulting from rising fuel prices.

Adverse economic conditions may harm our business.

Inflation or other changes in economic conditions that affect demand for nutritional supplements could adversely affect our revenue. Uncertainty about current global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit markets, negative financial news and/or declines in income or asset values, each of which could have a material negative effect on the demand for our products. Other factors that could influence demand include conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results.

Business Strategy and Operational Risks

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Key management employees include Thomas Tolworthy as the Chief Executive Officer and President, Mark Jaggi as Executive Vice President, Chief Financial Officer and Treasurer, Richard Neuwirth as Executive Vice President, Chief Legal Officer and Secretary, Kathleen Pastor as the Executive Vice President Retail Sales, and Greg Grochoski as Executive Vice President and Chief Science Officer. These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in part on our ability to retain them and to continue to attract additional qualified individuals to our management team. All key management employees have employment agreements. The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified management personnel could have a material adverse effect on our business, financial condition and results of operations.

As a part of our business strategy, we have made and expect to continue to make acquisitions that could disrupt our operations and harm our operating results.

An element of our strategy includes expanding our product offerings, gaining shelf-space and gaining access to new skills and other resources through strategic acquisitions when attractive opportunities arise. Acquiring additional businesses and the implementation of other elements of our business strategy are subject to various risks and uncertainties. Some of these factors are within our control and some are outside our control. These risks and uncertainties include, but are not limited to, the following:

•	any acquisition may result in significant expenditures of cash, stock and/or management resources,
•	acquired businesses may not perform in accordance with expectations,
•	we may encounter difficulties and costs with the integration of the acquired businesses,
•	management’s attention may be diverted from other aspects of our business,
•	we may face unexpected problems entering geographic and product markets in which we have limited or no direct prior experience,
•	we may lose key employees of acquired or existing businesses,
•	we may incur liabilities and claims arising out of acquired businesses,
•	we may be unable to obtain financing and

•	we may incur indebtedness or issue additional capital stock which could be dilutive to holders of our common stock.

There can be no assurance that, except as described under “Recent Developments” below, attractive acquisition opportunities will be available to us, that we will be able to obtain financing (on acceptable terms or at all) for or otherwise consummate any acquisitions, including those described below, or that any acquisitions which are consummated will prove to be successful. There can be no assurance that we can successfully execute all aspects of our business strategy.

Because we depend on outside suppliers with whom we may not have long-term agreements for raw materials, we may be unable to obtain adequate supplies of raw materials for our products at favorable prices or at all, which could result in product shortages and back orders for our products, with a resulting loss of net sales and profitability.

We acquire all of our raw materials for the manufacture of our products from third-party suppliers. We also rely on third-party co-packers for some of our products. We have selective agreements for the continued supply of these materials and products. A number of our products contain one or more ingredients that may only be available from a single source or supplier. Any of our suppliers could discontinue selling to us at any time. Our suppliers or government regulators may interpret new regulations (including GMP regulations) in such a way as to cause a disruption in our supply chain as these parties undertake increased scrutiny of raw materials and components of raw materials and products, causing certain suppliers or us to discontinue, change or suspend the sale of certain ingredients or components. Although we believe that we could establish alternate sources for most of these materials, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the products, with a resulting loss of net sales and profitability. We are also subject to delays associated with raw materials. These can be caused by conditions not within our control, including:

•	weather,
•	crop conditions,
•	transportation interruptions,
•	strikes by supplier employees and
•	natural disasters or other catastrophic events.

These factors could result in a delay in or disruption of the supply of certain raw materials. Any significant delay in or disruption of the supply of raw materials could have a material adverse effect upon us.

Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology and any interruption in these systems could have a material adverse effect on our business, financial condition and results of operations.

Our success is dependent on the accuracy, reliability and proper use of sophisticated and dependable information processing systems and management information technology. Our information technology systems are designed and selected in order to facilitate order entry and customer billing, maintain customer records, accurately track purchases and incentive payments, manage accounting, finance and manufacturing operations, generate reports, and provide customer service and technical support. Any interruption in these systems could have a material adverse effect on our business, financial condition and results of operations. Like other companies, our information technology systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, and other security issues. We have technology security initiatives and disaster recovery plans in place or in process to mitigate our risk to these vulnerabilities, but these measures may not be adequate.

Because we manufacture approximately 85% of our products, we are dependent upon the uninterrupted and efficient operation of our single manufacturing facility, which is subject to power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters and the need to comply with the requirements or directives of government agencies, including the FDA.

We are dependent upon the uninterrupted and efficient operation of our manufacturing facility in American Fork, Utah. Those operations are subject to power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters and the need to comply with the requirements or directives of government agencies, including the FDA. There can be no assurance that the occurrence of these or any other operational problems at our facility would not have a material adverse effect on our business, financial condition and results of operations.

We may become a party to lawsuits that arise in the ordinary course of business in the future.

We may become a party to lawsuits that arise in the ordinary course of business in the future. The possibility of such litigation, and its timing, is in large part outside our control. It is possible that future litigation could arise that could have material adverse effects on us.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our business reputation and cause our stock price to decline.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If our goodwill or intangible assets become impaired we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill and indefinite-lived intangible assets are tested for impairment at least annually. Factors that may indicate that the carrying value of our goodwill or intangible assets may not be recoverable include a decline in stock price and market capitalization, reduced future cash flow estimates and slower growth rates in our industry. Our results of operations may be materially impacted if we are required to record a significant charge due to an impairment of our goodwill or intangible assets.

We may need additional capital in the future to finance our operations and to execute our business strategy of growing through acquisitions, which we may not be able to raise or it may only be available on terms unfavorable to us and or our stockholders. This may result in our inability to fund our working capital requirements and harm our operational results.

We believe that current cash on hand and the other sources of liquidity will be sufficient enough to fund our operations in the ordinary course of business through fiscal 2015. However, if we experience extraordinary expenses or other events beyond our control, or if we execute our acquisition strategy, we will need to raise additional funds to execute our strategy and to continue our operations.

Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited.

Changes in accounting standards, especially those that relate to management estimates and assumptions, are unpredictable and may materially impact how we report and record our financial condition.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. From time to time the Financial Accounting Standards Board (“FASB”) and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, the SEC, banking regulators and our outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

THI’s financials had a qualified opinion.

Prior to the recapitalization that occurred immediately prior to the IS Merger, THI and its subsidiaries had significant obligations for borrowed money that these companies did not have the ability to service on a current basis.  Accordingly, THI’s accountants’ audit report contained a “going concern” exception.  Although THI and its subsidiaries restructured this debt, there can be no assurance that future operations will generate enough cash flow to allow THI to meet its obligations in the ordinary course of business.

Risks Relating To Our Common Stock

Our common stock currently has no trading volume and holders of our securities may not be able to sell quickly any significant number of shares.

Our common stock is quoted on the OTCPK. There has been no trading volume of our common stock. Because of this, holders of our securities may not be able to sell quickly any significant number of such shares, and any attempted sale of a large number of our shares will likely have a material adverse impact on the price of our common stock. When a limited number of shares begin trading, the price per share is subject to volatility and may be subject to rapid price swings in the future. The Company plans to make application to be traded on the OTCQB, although there can be no assurance that the Company’s stock will be admitted to trading on the OTCQB.

Because the trading price of our common stock is below $5.00 per share it is deemed a low-priced “Penny” stock and an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Since the trading price of the common stock is below $5.00 per share, trading in the common stock will be subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to shareholder approval.  Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting one’s investment.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

If we are admitted to trading on the OTCQB and fail to remain current on our reporting requirements with the SEC, we could be removed from the OTCQB, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTCQB, generally must be reporting issuers under Section 12 of the Exchange Act and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTCQB.  More specifically, FINRA has enacted Rule 6530, which determines eligibility of issuers quoted on the OTCQB by requiring an issuer to be current in its filings with the Commission.  Pursuant to Rule 6530(e), if we file our reports late with the Commission three times in a two-year period or our securities are removed from the OTCQB for failure to timely file twice in a two-year period, then we will be ineligible for quotation on the OTCQB.  As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.  As of the date of this filing, we have no late filings reported by FINRA.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are Being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We have a limited number of personnel that are required to perform various roles and duties. These individuals developed our internal control procedures and are responsible for monitoring and ensuring compliance with those procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Concentrated Ownership.  An excess of a majority of our outstanding voting securities are held by one individual and that individual can elect all directors who in turn elect all officers, without the votes of any other stockholders.

Our Chief Executive Officer owns 59.49% of our outstanding voting securities and, accordingly, has effective control of us and may have effective control of us for the near and long term future.  Votes of other stockholders can have little effect when we are managed by our Board of Directors and operated through our officers, all of whom can be elected by one individual.

We do not expect to pay dividends in the near future.

We do not expect to declare or pay any dividends on our common stock in the foreseeable future. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of our Board of Directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness, if any, and to pay dividends on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our Board of Directors may consider to be relevant from time to time.  Our earnings, if any, are expected to be retained for use in expanding our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this report. You should review the “Risk Factors” section of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

All references to “we,” “us,” “our” and “THI” in the following financial discussion and analysis refer solely to THI. THI became the wholly-owned subsidiary of TCC upon the closing of a merger (the “IS Merger”) pursuant to which a wholly-owned subsidiary of TCC formed solely for the purpose of the IS Merger merged with and into THI. TCC became the wholly-owned subsidiary of the Company upon the closing of a merger (the “Merger”) pursuant to which a wholly-owned subsidiary of the Company formed solely for the purpose of the Merger merged with and into TCC.  The IS Merger is accounted for as a reverse merger and recapitalization, with THI as the accounting acquirer and TCC as the accounting acquired company for financial reporting purposes. The Merger is accounted for as a reverse merger and recapitalization, with TCC as the accounting acquirer and the Company as the accounting acquired company for financial reporting purposes. As a result, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the IS Merger will be those of THI and will be recorded at the historical cost basis of THI, and the consolidated financial statements of the Company after completion of the Merger will include the assets and liabilities of the Company, TCC and THI, and the operations of the combined enterprise of the Company, TCC and THI from and after the closing date of the Merger.

This Management’s Discussion and Analysis is intended to provide additional understanding about the Company and its planned operations as a manufacturer and retailer of nutritional supplements and other natural products.

OVERVIEW AND OUTLOOK

Background

On September 4, 2014, the Company entered into an Agreement and Plan of Merger (as amended by the First Amendment to Agreement and Plan of Merger dated September 16, 2014) contemplating a reverse triangular merger for the acquisition of 100% of ownership of TCC. Effective September 16, 2014, the Company completed the acquisition of TCC. As a result of acquiring TCC, our entire operations are currently based upon the operations of the entities acquired.

Our Operations

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold to and through domestic health and natural food stores, mass market retailers, specialty stores and websites. Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. We also offer contract manufacturing services and private label products to third parties. An integral part of our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional products, including primarily a full line of nutritional supplements under the Twinlab® brand (including the Twinlab® Fuel family of sports nutrition products). We also manufacture and sell diet and energy products under the Metabolife® brand name, a line of products that promote joint health under the Trigosamine® brand name, and a full line of herbal teas under the Alvita® brand name.

We also perform contract manufacturing services for third parties.  Our contract manufacturing business involves the manufacture of custom products to the specifications of a customer who requires a large quantity of finished product.  We do not market these products – we simply manufacture them and deliver them to the customer who then in-turn markets and sells the products to the retailer or end user under their own brand name.

We manufacture and/or distribute one of the broadest branded product lines in the industry with approximately 850 SKUs, including approximately 250 SKUs sold internationally. We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

Recent Developments

Twinlab Note Conversions into Equity

On May 1, 2014, Twinlab Corporation borrowed $3,000,000 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015.  The interest rate was 10% per annum. On September 5, 2014, Twinlab Corporation entered into an assignment, assumption and conversion agreement with the individual to convert this debt.  On September 5, 2014, the note was converted into 1,477,833 shares of TCC common stock.  Accrued interest on the note will be paid to the payee in cash.

On August 15, 2014, Twinlab Corporation borrowed $3,200,000 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015. The interest rate was 10% per annum. On September 5, 2014, Twinlab Corporation entered into a conversion agreement with the individual to convert this debt.  On September 5, 2014, the note and accrued interest thereon were converted into 4,210,526 shares of TCC common stock.

On September 3, 2014, Twinlab Corporation borrowed $2,800,000 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015.  The interest rate was 10% per annum. In connection with such loan, TCC issued to the individual a warrant to acquire 5,592,105 shares of TCC common stock at a purchase price of $.76 per share, which warrant was assumed by the Company in connection with the Merger. On September 5, 2014, Twinlab Corporation entered into a conversion agreement with the individual to convert this debt.  On September 5, 2014, the note and accrued interest thereon were converted into 3,684,211 shares of TCC common stock.

Issuance of Twinlab Holdings Preferred Stock/Debt Exchange

On July 30, 2014, THI amended its articles of incorporation and authorized and designated preferences for its Series A and Series B Preferred stock.  THI authorized 3,000 shares of Series A preferred stock and 7,000 shares of Series B preferred stock.  Shares of Series B preferred stock accrue dividends at a rate of 5% of the base amount per share and have no voting power.  The Series B preferred stock may be redeemed at the option of THI at a price equal to the base amount plus any accrued dividends.

On July 31, 2014, THI entered into a “Debt Repayment Agreement” with a related party pursuant to which the related party exchanged debt totaling approximately $90 million in consideration of (i) the issuance by THI to such party of 7,000 shares of Series B cumulative preferred stock and THI’s undertaking to pay such party $4,900,000 per year in structured monthly payments for 3 years provided that such payment obligations will terminate at such earlier time as the trailing ninety day volume weighted average closing sales price of Twinlab Consolidated Holdings, Inc. on all domestic securities exchanges on which it is listed equals or exceeds $5.06 per share.

On July 31, 2014, THI issued 500 additional shares of 2011 Series A cumulative preferred stock in exchange for undeclared and unpaid dividends and the surrender of the warrants rights associated with this class of stock.

Issuance of TCC Preferred Stock

On September 3, 2014, TCC amended its certificate of incorporation to authorize 10,000 shares of preferred stock and authorized the issuance of one share of Series A Redeemable Preferred Stock. Thomas Tolworthy, an individual who is a related party, purchased this share of Series A Redeemable Preferred Stock from TCC for $200,000.  In connection therewith, Mr. Tolworthy  agreed to surrender 65,306,102 shares of common stock of TCC to the Company at the direction of the Board of TCC, such shares to be used for proper corporate purposes, including the funding of employee incentive plans, acquisitions and as otherwise determined by the Board.  The Series A Redeemable Preferred Stock does not vote and on the fifth anniversary of the issue date TCC is required to redeem such outstanding share for the purchase price of $200,000.

Change of Name

On August 27, 2014, Idea Sphere Inc. amended its articles of incorporation and changed its name to Twinlab Holdings, Inc.

IS Merger

On August 7, 2014, TCC Merger Company, Inc., a wholly-owned subsidiary of TCC, merged with and into THI in a private transaction in which 43,542,955 TCC common shares were exchanged for the total outstanding common and preferred shares of THI.  As a result of this merger, TCC became the parent of THI and its subsidiaries.

Merger

On September 16, 2014, the Company completed the Merger, pursuant to the Merger Agreement, by and among the Company, Sub Co and TCC, whereby TCC became a wholly-owned subsidiary of the Company.  Upon completion of the Merger, all holders of shares of TCC common stock received, for each one share of TCC common stock held by them, one share of the Company’s common stock and the holder of one share of TCC preferred stock received 26,870,132 shares of the Company’s common stock.

Working Capital Facility

On August 7, 2014 and on September 16, 2014, contemporaneously with the IS Merger and the Merger, respectively, Twinlab entered into amendments of its revolving credit facility with Fifth Third Bank, which has a credit limit of $15 million dollars, primarily for the purpose of obtaining the banks's consent to such mergers.  The line of credit is secured by all assets of the Company and its subsidiaries.  Each parent company of Twinlab Corporation, including the Company, TCC and THI, and its sister company ISI Brands, Inc., has guaranteed Twinlab’s obligations under the line of credit.  TCC obtained all necessary consents from its lender in order to consummate the Merger.

Sale Lease Back

On August 21, 2014, TCC entered into an agreement with Essex Capital Corporation, a related party, for a sale leaseback of equipment in the amount of $2,200,000 replacing a lease on the same equipment with a balance of $1,210,295.

Purchase of Option Agreement

In September 2014, TCC entered into an option agreement ("Option No. 1") that gives TCC an exclusive option to purchase 100% of the equity of a marketer and distributor of nutritional products (“Target No. 1”) on certain agreed upon terms.  TCC paid $2,000,000 to acquire Option No. 1.  Option No. 1 can be exercised on or before July 13, 2015.  As an option, the Company will have the right, but not the obligation, to acquire the equity of Target No. 1 for a purchase price of $37,000,000, payable in cash at the closing of the acquisition without reduction for the option purchase price.  At present none of the Company, TCC or any other subsidiary of the Company has sufficient funds necessary to close on the acquisition of the equity of Target No. 1, if it were to exercise Option No. 1.  The Company believes that it and TCC will be able to raise the necessary funds to exercise Option No. 1 on a timely basis, although there can be no assurance that the Company and TCC will be successful.

Purchase of Option Agreement

In September 2014, TCC entered into an option agreement (“Option No. 2”) that gives TCC an exclusive option to purchase substantially all of the assets and assume certain operating liabilities of a manufacturer of nutritional products on certain agreed upon terms (“Target No. 2”).  TCC agreed to pay $350,000 to acquire Option No. 2, which is payable on or before September 27, 2014.  Option No. 2 can be exercised on or before December 13, 2014.  As an option, TCC has the right, but not the obligation, to acquire the assets of Target No. 2, for a purchase price of $10,500,000,  payable in cash at the closing of the acquisition.  The purchase price for the assets of Target No. 2 would not be reduced by the option purchase price.  If the Company does not exercise Option No. 2 within the exercise period, it will pay the grantor break-up fees of approximately $400,000.  At present none of the Company, TCC or any other subsidiary of the Company has sufficient funds necessary to close on the acquisition of the assets of Target No. 2, if it were to exercise the option.  The Company believes that it and  TCC will be able to raise the necessary funds to exercise Option No. 2 on a timely basis, although there can be no assurance that the Company and TCC will be successful.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which we have prepared in accordance with the U.S. generally accepted accounting principles generally accpeted in the United States of America. The preparation of our financial statements required us to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods. Significant estimates included values and lives assigned to acquired intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, valuation adjustments for slow moving, obsolete and/or damaged inventory and valuation and recoverability of long-lived assets. Actual results may differ from these estimates.

Our critical accounting policies and estimates include the following:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant management estimates include those with respect to returns and allowances, allowance for doubtful accounts, reserve for inventory obsolescence and recoverability of long-lived assets.

Revenue Recognition

Revenue from product sales, net of estimated returns and allowances, is recognized when evidence of an arrangement is in place, related prices are fixed and determinable, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Shipping terms are generally freight on board (“FOB”) shipping point.

Accounts Receivable and Allowances

Substantially all of THI’s accounts receivable are from distributors or mass market customers. THI grants credit to customers and generally does not require collateral or other security. THI performs credit evaluations of its customers and provides for expected claims, related to promotional items; customer discounts; shipping shortages; and damages, and doubtful accounts based upon historical bad debt and claims experience. These allowances approximated $1,826,000 and $2,039,000 as of December 31, 2013 and 2012. THI sells predominately in the North American and European markets, with international sales transacted in U.S. Dollars.

Inventories

Inventories are stated at the lower of cost or market. Costs are determined using the weighted average cost method.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted cash flows of the asset, an impairment charge is recognized equal to the amount by which the carrying amount exceeds fair value. The testing of these intangibles under established guidelines for impairment requires significant use of judgment and assumptions. Changes in forecasted operations and other assumptions could materially affect the estimated fair values. Changes in business conditions could potentially require adjustments to these asset valuations.

For additional information on our accounting policies, see Note 2 of the accompanying Consolidated Financial Statements.

Recent Accounting Pronouncements

In April 2014, FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)." ASU No. 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations. This new accounting guidance is effective for the Company’s fiscal year ending December 31, 2015, and may be applied retrospectively. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” This amended guidance will enhance the comparability of revenue recognition practices and will be applied to all contracts with customers. Expanded disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized are requirements under the amended guidance. This guidance will be effective for the Company’s fiscal year ending December 31, 2017 and may be applied retrospectively. We are currently evaluating the potential impact if any of adopting this guidance on our consolidated financial statements.

RESULTS OF OPERATIONS
(All Dollar Amounts in Thousands)

As a result of our recent acquisition and change in the business and operations, a discussion of the past financial results of the Company is not pertinent and the financial results of TCC, the accounting acquirer, are considered the financial results of the Company on a going-forward basis.

Comparison of Six Months Ended June 30, 2014 and 2013

The following table summarizes our results of operations for the six months ended June 30, 2014 and 2013, together with the changes in those items in dollars and as a percentage:

	Six months ended June 30,
	2014	2013	Dollar change	% change
Net sales	$34,147	$37,695	$(3,548)	9.4%
Cost of sales	25,846	25,602	244	1.0%

Gross profit	8,301	12,093	(3,792)	31.4%
Selling, general and administrative	11,902	12,942	(1,040)	8.0%

Loss from operations	(3,601)	(849)	(2,752)	324.1%
Interest and other expense, net	(2,716)	(1,879)	(837)	44.5%

Loss before provision for income taxes	(6,317)	(2,728)	(3,589)	131.6%
Provision for income taxes	(20)	(14)	(6)	42.9%

Net loss	$(6,337)	$(2,742)	$(3,595)	131.1%

Net Sales.  Net sales decreased by $3,548, or 9.4%, to $34,147 for the six months ended June 30, 2014 from $37,695 for the six months ended June 30, 2013. The decrease in net sales was primarily related to our inability to process orders on a timely basis due to operating cash constraints.

Gross Profit.  Gross profit decreased by $3,792, or 31.4%, to $8,301 for the six months ended June 30, 2014 from $12,093 for the six months ended June 30, 2013. This decrease in gross profit was primarily attributable to the net sales volume decline and a change in the product mix toward lower margin items.

Selling, General and Administrative.  Selling, general and administrative expenses decreased by $1,040, or 8.0%, to $11,902, for the six months ended June 30, 2014 from $12,942 for the six months ended June 30, 2013. This decrease in selling, general and administrative expenses was primarily attributable to lower advertising expenses.

Interest and Other Expense, Net.  Net interest and other expense was $2,716 for the six months ended June 30, 2014 and $1,879 for the six months ended June 30, 2013.  This increase was a result of a gain on sales of securities in 2013 that offset interest expense in 2013.

Comparison of Years Ended December 31, 2013 and 2012
The following table summarizes our results of operations for the years ended December 31, 2013 and 2012, together with the changes in those items in dollars and as a percentage:

	Years ended December 31,
	2013	2012	Dollar change	% change
Net sales	$76,230	$84,236	$(8,006)	9.5%
Cost of sales	52,647	58,324	(5,677)	9.7%

Gross profit	23,583	25,912	(2,329)	9.0%
Selling, general and administrative	23,391	24,060	(669)	2.8%

Income from operations	192	1,852	(1,660)	89.6%
Interest and other expense, net	(2,641)	(4,714)	2,073	44.0%

Loss before provision for income taxes	(2,449)	(2,862)	413	14.4%
Provision for income taxes	(33)	(19)	(14)	73.7%

Net loss	(2,482)	(2,881)	399	13.8%

Net Sales.  Net sales decreased by $8,006, or 9.5%, to $76,230 for fiscal 2013 from $84,236 for fiscal 2012. The decrease in net sales was primarily related to the exiting of unprofitable customers in the Food, Drug and Mass (FDM) channel, and lower order fill rates due to a continued working capital deficiency.

Gross Profit.  Gross profit decreased by $2,329, or 9%, to $23,583 for fiscal 2013 from $25,912 for fiscal 2012. This decrease in gross profit was primarily attributable to changes in product mix and decreases in overall volume, offset partially by certain improvements in exiting unprofitable customers.

Selling, General and Administrative.  Selling, general and administrative expenses decreased by $669, or 2.8%, to $23,391 for fiscal 2013 from $24,060 for fiscal 2012. This decrease in selling, general and administrative expenses was primarily attributable to the realization of efficiencies in the finance and sales departments as well as lower shipping costs.

Interest and Other Expense, Net.  Net interest and other expense was $2,641 for fiscal 2013 and $4,714 for fiscal 2012 and primarily consisted of interest on term and shareholder loans and the sale of a product line in 2013.

Liquidity and Capital Resources

As of June 30, 2014, we had cash of $315. As of December 31, 2013, we had cash of $300. Net cash provided by/(used in) operating activities was $3,897 and ($5,987) for the years ended December 31, 2013 and 2012, respectively.

The following table summarizes total current assets, liabilities and working capital at June 30, 2014, compared to December 31, 2013.

	June 30, 2014	December 31, 2013	Increase/(Decrease)
Current Assets	$22,823	$23,228	$(405)
Current Liabilities	$91,844	$88,292	$3,552

Our primary source of operating cash has been from trade receivables and payables management as well as changes in inventory stocking levels and related party loans, which have been converted into equity, see “Recent Developments.”

Management believes current levels of liquidity are sufficient for current operations, but additional capital will be needed to execute the business plan, which includes an acquisition strategy, buying more inventory and other operational expenses. There can be no assurance that such capital will be available on acceptable terms or at all.

Sources of Liquidity

Since December 31, 2013 we have raised an aggregate of approximately $9,000 to fund our operations, all of which was received from our issuance to related parties of convertible notes which were subsequently converted into equity (see “Recent Developments”).

Cash Flows

The following provides information regarding our cash flows for the years ended December 31, 2013 and 2012, and the six months ended June 30, 2014 and 2013:

	Years ended December 31,		Six months ended June 30,
	2013	2012	2014	2013
Net cash provided by (used in) operating activities	$3,897	$(5,987)	$(4,155)	$(1,710)
Net cash provided by investing activities	$8,087	$510	$(112)	$7,818
Net cash provided by (used in) financing activities	$(11,764)	$3,318	$4,282	$(6,059)
Net increase/(decrease) in Cash	$220	$(2,159)	$15	$49

Net cash used in operating activities. Net cash used in operating activities was $4,155 during the six months ended June 30, 2014 compared to $1,710 during the six months ended June 30, 2013. The increase in cash used in operating activities in the first six months of 2014 was primarily due to the increase in net loss during the six months ended June 30, 2014 as compared to the six months ended June 30, 2013.

Net cash used in operating activities was $5,987 for the year ended December 31, 2012 compared to $3,897 net cash provided by operating activities for the year ended December 31, 2013.  The cash provided by operating activities for the year ended December 31, 2013 was primarily the result of lowering of inventory levels. The cash used in operating activities for the year ended December 31, 2012 was primarily the result of an increase in inventory levels.

Net cash provided by investing activities. Net cash provided by investing activities was $7,818 during the six months ended June 30, 2013 compared to net cash used of approximately $112 during the six months ended June 30, 2014. The cash provided by investing activities for the six months ended June 30, 2013 was primarily the result of the sale of assets.

Net cash provided by investing activities was $510 during the year ended December 31, 2012 compared to approximately $8,087 during the year ended December 31, 2013. The cash provided by investing activities for the year ended December 31, 2013 was primarily the result of the sale of assets. The cash provided by investing activities for the year ended December 31, 2012 was primarily the result of the sale of marketable securities.

Net cash used in financing activities. Net cash used in financing activities was $6,059 during the six months ended June 30, 2013 compared to net cash provided of $4,282 during the six months ended June 30, 2014. The cash used in financing activities for the six months ended June 30, 2013 was primarily the result of repayments of debt. The cash provided in financing activities for the six months ended June 30, 2014 was primarily the result of proceeds from the issuance of debt.

Net cash provided by financing activities was $3,318 for the year ended December 31, 2012 compared to $11,764 net cash used in financing activities for the year ended December 31, 2013. The cash used in financing activities for the year ended December 31, 2013 was primarily the result of repayments of debt. The cash provided by financing activities for the year ended December 31, 2012 was primarily the result of a change in our revolving credit facility.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we pursue our acquisition strategy, including under the option rights described under “Recent Developments” above.  Further, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

We expect that our existing cash and cash equivalents and currently committed funding under our bank facility will enable us to fund our operating expenses and capital expenditure requirements for our existing operations, and not including the acquisitions described under “Recent Developments” above or any additional capital expenditure requirements should those acquisitions actually occur, for at least the foreseeable future. Our future capital requirements will depend on many factors, including,  in particular, any requirements we may have in connection with the integration of acquisitions which will include, but not be limited to, upgrading of the Company’s ERP/MRP systems and acquiring additional machinery.

Until such time, if ever, as we can generate substantial product revenues, we intend to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. There can be no assurance that any of those sources of funding will be available when needed on acceptable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or relationships with third parties when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts; abandon our business strategy of growth through acquisitions; or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Operation Plan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of the Company’s common stock on September 16, 2014 by those persons known to beneficially own more than 5% of our capital stock and by our Directors and executive officers.  The percentage of beneficial ownership for the following table is based on 220,000,000 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes shares of common stock that the stockholder has a right to acquire within 60 days after September 16, 2014, pursuant to options, warrants, conversion privileges or other rights.  The percentage of ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name and address of Beneficial Owner(1)	Amount of Beneficial Ownership		Percent of Class
Common	Thomas Tolworthy, Chief Executive Officer, President and Sole Director	130,870,132	(2)	59.49%
Common	Mark Jaggi, Executive Vice President, Chief Financial Officer and Treasurer	1,600,000		*
Common	Richard Neuwirth, Executive Vice President, Chief Legal Officer and Secretary	2,000,000		*
Common	Kathleen Pastor, Executive Vice President Retail Sales	2,000,000		*
Common	David L. Van Andel(3)	53,924,234		24.51%
Common	Little Harbor LLC	26,590,000		12.09%
Common	All directors and officers as a group (5 persons)	136,470,132		62.58%

(1)
As used in this table, “beneficial ownership” means the sole or united power to vote, or to direct the voting of, a security, or the sole or united investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  Each Parties’ address is in care of the Company at 632 Broadway, Suite 201, New York, New York 10012.

(2)
Mr. Tolworthy also has a contingent agreement to acquire up to 5,021,834 shares of the Company’s outstanding common stock if either or both of the transactions subject to Option No. 1 or Option No. 2 do not close.  Such shares are not included in the shares described above as owned by Mr. Tolworthy.

(3)
Includes 14,789,173 shares owned by the David L. Van Andel Trust u/a dated November 30, 1993, of which Mr. Van Andel is the sole trustee and the principal beneficiary, 26,590,000 shares owned by Little Harbor LLC of which he is the sole manager and a holder as sole trustee of the David L. Van Andel Trust u/a dated November 30, 1993 of 80.5% of the membership interests, 6,952,956 shares owned by Great Harbor LLC of which he is the sole manager and a holder as sole trustee of the David L. Van Andel Trust u/a dated November 30, 1992 of 100% of the membership interests and 5,592,105 shares that Mr. Van Andel has the right to acquire under a warrant that is immediately excercisable.  Mr. Van Andel disclaims beneficial ownership of any shares held by the limited liability companies named above that would exceed his percentage interest in such limited liability companies.  The business address of Mr. Van Andel and each of the limited liability companies is 3133 Orchard Vista Drive SE, Grand Rapids, Michigan 49546.

* Indicates less than one percent (1%).

Changes in Control

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following sets forth information about our directors and executive officers as of the date of this report:
Name	Age	Position	Term Commencing
Thomas Tolworthy	60	President and Chief Executive Officer; Sole Director	Effective upon the closing of the Merger
Mark Jaggi	40	Executive Vice President, Treasurer and Chief Financial Officer	Effective upon the closing of the Merger
Richard Neuwirth	45	Executive Vice President, Secretary and Chief Legal Officer	Effective upon the closing of the Merger
Kathleen Pastor	42	Executive Vice President Retail Sales	Effective upon the closing of the Merger

Thomas Tolworthy – President and Chief Executive Officer; Sole Director

Thomas Tolworthy joined Twinlab in April 2011 as Chief Executive Officer. Prior to Twinlab he spent 10 years with The Vitamin Shoppe, including six years as CEO where he grew its retail business from 80 to 500 stores, increased revenue from $180 million to more than $700 million and took the company public in 2009.   Mr. Tolworthy spent 12 years with Barnes & Noble. During his five-year tenure as President in the 1990s he led the company’s expansion, opening of 400 new stores and was part of the executive team that took the company public. He currently serves on the Board of Directors of Vitamin Angels, a respected nonprofit organization that donates vitamins for use in developing areas and countries as well as Pet Supplies Plus and Performance Bicycle.

Mark Jaggi, Chief Financial Officer and Treasurer

Mr. Jaggi serves as CFO and has experience with multiple turnarounds. Mr. Jaggi is also experienced in corporate integrations and divestments in the manufacturing arena. Mr. Jaggi is an award-winning former employee of the Ford Motor Company with deep management experience in the nutrition industry.  He has played an important role in the recent financial and operational activities of Twinlab.  Mr. Jaggi has a BS in Finance from the University of Utah, David Eccles School of Business and a MBA from Duke University, Fuqua School of Business.

Richard Neuwirth, Executive Vice President, Chief Legal Officer & Secretary

Mr. Neuwirth was a key player in the Twinlab sale to Idea Sphere in 2003, and also played a key role in the acquisition of MetaboLife in 2005. More recently, Mr. Neuwirth has played an important role in the reorganization of the Twinlab debt in 2011 and the company’s turnaround.  Mr. Neuwirth is a seasoned litigator and product liability expert having worked at King & Spalding prior to Twinlab.  Mr. Neuwirth is a member of the New York Bar Association, has a BBA from Emory University and a JD from George Washington University.

Kathleen Pastor, Executive President Retail Sales

Ms. Pastor has become a key figure in the reorganization and optimization of Twinlab’s sales efforts. Her professional sales career started with Country Life, LLC, a New York-based company in the natural health industry, where she spent eight years focused on growing top-line revenue. Promoted to her current position in the fall of 2011, Ms. Pastor has brought execution to sales and customer service resulting in significant growth of Twinlab’s revenue in her areas of responsibility.  Ms. Pastor attended Northeastern University.

Family Relationships

There are no family relationships among any of our officers or directors.

Code of Ethics

We intend to prepare a Code of Ethics and Standards for Business Conduct after the Merger.  This is expected to occur in the fourth quarter of 2014.

Corporate Governance

We currently do not have standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. Until formal committees are established, our entire board of directors, perform the same functions as an audit, nominating and compensation committee.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.  The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value.  As a result of the size of the Company and only having four executive officers, the Board evaluates both performance and compensation on an informal basis.  Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of our peer companies.  To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company.  Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Executive Officers, for the last two fiscal years ended December 31, 2013 and 2012.

SUMMARY COMPENSATION TABLE
Name and Principal Positions (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compen-sation($) (i)	Total ($) (j)
Thomas Tolworthy(1)
Chief Executive Officer, President and Director	2012	439,978	100,000	0-	0-	0-	8,750	-0-	548,728
	2013	500,000	100,000			0-	8,925		608,925
Mark Jaggi(2)
Executive Vice President, Chief Financial Officer and Treasuer	2012	147,087	-0-	0-	0-	0-	4,347	-0-	151,434
	2013	240,644	8,000			0-	7,750		256,394
Richard Neuwirth(3)
Executive Vice President, Chief Legal Officer and Secretary	2012	254,734	-0-	0-	0-	0-	7,774	-0-	262,508
	2013	262,500	8,000			0-	7,774		278,274
Kathleen Pastor(4)
Executive Vice President Retail Sales	2012	303,361	31,514	0-	0-	0-	3,782	-0-	338,657
	2013	315,001	8,000			0-	8,925		331,926
Luz Vazquez(5)
Former Chief Executive Officer and Director	2012	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2013	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)
Mr. Tolworthy was appointed as Chief Executive Officer and President and as the Sole Director of the Company on the closing date of the Merger on September 16, 2014.  Mr. Tolworthy was appointed Chief Executive Officer and President of TCC on October 1, 2013, and is currently employed pursuant to that certain employment agreement dated as of August 7, 2014.  Subsequent to the Merger Mr. Tolworthy’s employment agreement was assumed by the Company. Such employment agreement contemplates a base salary based on an annualized rate of Five Hundred Thousand Dollars from the start date through December 31, 2014 and beginning on January 1, 2015, an initial base salary based on an annualized rate of Six Hundred Thousand Dollars ($600,000) per year, plus a discretionary cash bonus for the remainder of 2014 and a performance-based target annual bonus payable upon achievement of applicable performance metrics thereafter.  Mr. Tolworthy’s base salary may be reduced on an annual basis (starting on January 1, 2016) by up to $100,000 per year (but at no time to a base salary rate below $300,000 per year); provided, however, in the event of such reduction for any given year, Mr. Tolworthy’s target annual bonus for which Executive is eligible for such year shall be increased by an amount such that (for the applicable year) the sum of his annualized base salary plus target annual bonus shall equal two-times the initial base salary.  Mr. Tolworthy’s employment relationship with TCC is at-will, subject to Mr. Tolworthy’s right to receive a severance package in the event of termination without cause or resignation for good reason consisting of, subject to certain conditions (including his execution and delivery of a general release), an amount equal to two times the sum of (A) Mr. Tolworthy’s Base Salary plus (B) the average of the last 3 annual bonuses received by Mr. Tolworthy for the three immediately preceding fiscal years or, if Mr. Tolworthy has been employed for less than three years under this Agreement, the average of all annual bonuses received while employed under the employment agreement, and monthly cash payments equal to monthly costs of his COBRA premium for up to twelve months.  Mr. Tolworthy’s employment agreement is also subject to certain restrictive covenants, including confidentiality and, during his employment with TCC and for a period of twelve (12) months immediately thereafter, non-competition and non-solicitation covenants.  Mr. Tolworthy shall be eligible to participate in the Company’s equity incentive or similar plan(s) or program(s) as and when implemented and maintained by the Company

(2)
Mr. Jaggi was appointed as Chief Financial Officer and Treasurer on the closing date of the Merger on September 16, 2014.  For Mr. Jaggi amounts in the table above for 2012 reflect partial year compensation as he was hired by Twinlab Corporation on March 30, 2012.  Mr. Jaggi was appointed Chief Financial Officer and Executive Vice President of Twinlab Corporation pursuant to that certain employment agreement dated May 3, 2012.  Such employment agreement contemplates a base salary on an original annualized rate of Two Hundred Fifty Thousand Dollars, plus a performance-based target annual bonus based on the company’s profitability.  Mr. Jaggi’s employment relationship with Twinlab Corporation is at-will, subject to Mr. Jaggi’s right to receive, subject to certain conditions (including his execution and delivery of a general release), a severance pay in the event of termination without cause or resignation for good reason consisting of twenty-six weeks of salary and other minor benefits, with additional severance available in the event of termination due to a change of control.  Mr. Jaggi’s employment agreement further provides for customary confidentiality and, for the term of his employment with the company, non-competition and non-solicitation covenants.  At the discretion of the Board, a new employment agreement with the Company may be signed with Mr. Jaggi after the consummation of the Merger.

(3)
Mr. Neuwirth was appointed as Executive Vice President, Chief Legal Officer and Secretary on the closing date of the Merger on September 16, 2014.  Mr. Neuwirth was appointed Chief Legal Officer, General Counsel and Executive Vice President of Twinlab Corporation pursuant to that certain employment agreement dated January 2, 2012.  Such employment agreement contemplates a base salary on an original annualized rate of Two Hundred Fifty Thousand Dollars, plus a performance-based target annual bonus based on the company’s profitability.  Mr. Neuwirth’s employment relationship with Twinlab Corporation is at-will, subject to Mr. Neuwirth’s right to receive, subject to certain conditions (including his execution and delivery of a general release), a severance pay in the event of termination without cause or resignation for good reason consisting of twenty-six weeks of salary and other minor benefits, with additional severance available in the event of termination due to a change of control.  Mr. Neuwirth’s employment agreement further provides for customary confidentiality and, for the term of his employment with the company, non-competition and non-solicitation covenants.  At the discretion of the Board, a new employment agreement with the Company may be signed with Mr. Neuwirth after the consummation of the Merger.

(4)
Ms. Pastor was appointed as Executive Vice President Retail Sales on the closing date of the Merger on September 16, 2014.  In 2012, a portion of Ms. Pastor’s compensation was based, in part, on commissions; in 2013, Ms. Pastor’s base compensation arrangements were changed to straight salary.  Ms. Pastor was appointed Executive Vice President Retail Sales of Twinlab Corporation pursuant to that certain employment agreement dated September 7, 2011.  Such employment agreement contemplates a base salary on an original annualized rate of Three Hundred Thousand Dollars, plus a performance-based target annual bonus based on the company’s profitability.  Ms. Pastor’s employment relationship with Twinlab Corporation is at-will, subject to Ms. Pastor’s right to receive, subject to certain conditions (including his execution and delivery of a general release), a severance pay in the event of termination without cause or resignation for good reason consisting of twenty-six weeks of salary and other minor benefits, with additional severance available in the event of termination due to a change of control..  Ms. Pastor’s employment agreement further provides for customary confidentiality and, for the term of his employment with the company, non-competition and non-solicitation covenants.  At the discretion of the Board, a new employment agreement with the Company may be signed with Ms. Pastor after the consummation of the Merger.

(5)
Ms. Vazquez resigned as Chief Executive Officer and President effective as of the close of business on September 16, 2014 and as the Sole Director of the Company effective with the appointment of her successor(s) to the Board following the consummation of the Merger.  Ms. Vasquez did not have a written employment with the Company and received no salary for her services.

Outstanding Equity Awards at Year End

Outstanding Equity Awards at Year End
Option Awards						Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) exercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)		Market value of shares or units that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Thomas Tolworthy	-0-	-0-	-0-	N/A	N/A	49,836,800	(1)		-0-	N/A
Mark Jaggi	-0-	-0-	-0-	N/A	N/A	1,383,360	(2)		-0-	N/A
Richard Neuwirth	-0-	-0-	-0-	N/A	N/A	1,729,200	(2)		-0-	N/A
Kathleen Pastor	-0-	-0-	-0-	N/A	N/A	1,729,200	(2)		-0-	N/A
Luz Vazquez	-0-	-0-	-0-	N/A	N/A	-0-		N/A	-0-	N/A

(1)
Mr. Tolworthy acquired his common shares in TCC on November 4, 2013 pursuant to a Restricted Stock Purchase Agreement.  The shares issued to him were subject to time vesting only.  Half the shares vested on the purchase date and the remaining half vest in 24 equal monthly installments.  Under his agreement, the vesting of Mr. Tolworthy’s unvested shares would be accelerated on the occurrence of a Corporate Transaction (that is, a merger, consolidation or sale of the Company or substantially all of its assets).  Neither the IS Merger nor the Merger constituted a Corporate Transaction, and the shares of the Company common stock received in the Merger are subject to the same vesting conditions as the TCC common shares owned immediately prior to the Merger.  The shares were acquired for their par value (that is, $0.0001 per share) and Mr. Tolworthy filed an election under Internal Revenue Code section 83(b) to include in his gross income in 2013 any compensation taxable in connection with his acquisition of such stock.

(2)
Each of Mr. Jaggi, Mr. Neuwirth and Ms. Pastor acquired his or her common shares in TCC on November 4, 2013 pursuant to a grant of a right to purchase pursuant to the Twinlab Consolidation Corporation 2013 Stock Incentive Plan.  Fifty percent of the shares issued to each were subject to time vesting, and the other fifty percent were subject to vesting upon the earlier of a Corporate Transaction or six years.  Upon the Merger, vesting under the TCC 2013 Stock Incentive Plan will be amended to provide that all shares that are unvested upon the Merger will vest ratably on a monthly basis over 48 months following the closing of the Merger.  Neither the IS Merger nor the Merger constituted a Corporate Transaction under the 2013 Stock Incentive Plan.  The shares were acquired for their par value (that is, $0.0001 per share) and each of Mr. Jaggi, Mr. Neuwirth and Ms. Pastor filed an election under Internal Revenue Code section 83(b) to include in his or her gross income in 2013 any compensation taxable in connection with his or her acquisition of such stock.

Equity Compensation Plans

The following table provides summary information with respect to the Company’s equity compensation plan under which the Company’s common shares may be issued to employees or non-employees (such as consultants or advisors) as of December 31, 2013, which was approved by shareholders of TCC. As of December 31, 2013, the only equity compensation plan in effect was the Twinlab Consolidation Corporation 2013 Stock Incentive Plan (the “TCC Plan”), which plan was assumed by the Company in connection with the Merger.  The TCC Plan originally established a pool of 20,000,000 shares of TCC common stock for issuance as incentive awards to employees of TCC for the purposes of attracting and retaining qualified employees who will aid in the success of TCC. The Board of Directors intends to review and either amend and restate the TCC Plan or adopt a replacement and/or additional plan in the near future, which may include an increase in the number of securities available for issuance under the plan and will seek stockholder approval thereof.  As noted under “Description of Business-Change of Control,” Mr. Tolworthy has agreed to surrender some of his shares of the Company’s stock for purposes of the TCC Plan or other incentive compensation plan.  Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included.

Equity Compensation Plan Information

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

Equity compensation plans approved by shareholders	0	0	8,571,420
Equity compensation plans not approved by shareholders	0	0	0
Total	0	0	8,571,420

Director Compensation

As a result of having one board member we do not currently have an established compensation package for board members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On September 9, 2014, we issued 215,600,000 shares of our common stock in order to effect a 50:1 forward split.

On September 16, 2014, we issued 199,995,000 shares of our restricted common stock (post 50:1 forward split) in connection with the consummation of the merger with TCC. In exchange, we acquired 100% of the outstanding common stock and preferred stock of TCC.

Promoters and Certain Control Persons

We did not have any promoters at any time since inception in 2013.

Mr. Tolworthy, acquired beneficial control of approximately 59.49% of the total shares of common stock outstanding of the Company as follows:

Mr. Tolworthy acquired 59.49% or 130,870,132 shares of common stock as a result of being a stockholder of TCC of which the Company acquired 100% of the ownership pursuant to the Merger.

In addition, on September 16, 2014, simultaneously with the effectiveness of the Merger, pursuant to an agreement entered into prior thereto, the Company acquired 199,995,000 (post 50:1 forward split) shares of common stock pursuant to a private transaction with Ms. Luz Vazquez (for an aggregate purchase price of $8,000, which amount also included satisfaction of certain indebtedness owed to Ms. Vazquez by the Company).

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the Over the Counter Bulletin Board (“OTCQB”) does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded in the OTC Markets PK (OTCPK), under the symbol “TLCC”.  We have been eligible to participate in the OTCPK since June 25, 2014 and from that time until the date of this report our common stock has yet to commence trading.

Holders of Common Stock

As of September 9, 2014, there were approximately 42 stockholders of record of our common stock.  This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Any decisions regarding dividends will be made by our board of directors.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has complete discretion on whether to pay dividends.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

RECENT SALES OF UNREGISTERED SECURITIES

On September 16, 2014, pursuant to the Merger Agreement, we issued a total of 199,995,000 shares of our restricted common stock (post 50:1 forward split) to the stockholders of TCC, in exchange for 100% of the issued and outstanding shares of common and preferred stock of TCC.

We made each of the aforementioned common stock issuances in reliance upon the exemption from registration under Rule 506 of Regulation D under the Securities Act for private offerings not involving a public distribution. We believe that the issuance and sale of the above securities were exempt from the registration and prospectus delivery requirements of the Securities Act by virtue of Rule 506 of Regulation D. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of the securities were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and Exchange Act reports. We reasonably believed that the recipients, immediately prior to issuing the securities, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize the issuance of 5,000,000,000 shares of common stock, $0.001 par value per share, of which 220,000,000 shares were outstanding as of the date of this Current Report.  Common stock holders are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights. Common stock holders are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of the Company, the common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management.  The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock.  For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.  Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Transfer Agent

The Company’s transfer agent for its common stock is West Coast Stock Transfer, Inc., 721 N. Vulcan Ave., Suite 205, Encinitas, California 92024.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

In addition, on October 1, 2013, TCC and each of Thomas A Tolworthy, Mark Jaggi, and Richard H. Neuwirth, each in his capacity as a director, officer or employee of TCC (each, an “Indemnitee”), entered into certain Indemnification Agreements, whereby TCC agreed to provide for indemnification of, and to advance expenses to, the Indemnitees to the fullest extent permitted b applicable law and, to the extent that directors’ and officers’ liability insurance is maintained by TCC, to provide for the continued coverage of the Indemnitees under any such directors’ and officers’ liability insurance policy of TCC.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

Item 3.02        Change of Registered Independent Public Accounting Firm.

On September 12, 2014, our Board dismissed Seale & Beers, CPA (“S&B”), the registered independent public accounting firm for the Company, effective immediately.  The dismissal of S&B was a result of the Company’s Merger.  We have had no disagreements with S&B with respect to accounting practices or procedures or financial disclosures.  S&B was notified of its dismissal.

On September 12, 2014, our Board approved the engagement of Tanner LLC (“Tanner”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  The decision to change our independent registered public accounting firm was the result of the determination by our Board that it was in the best interests of the Company following the Merger.

During the years ended December 31, 2013 and 2012 and through September 12, 2014, the date that Tanner was retained as the independent registered public accounting firm of the Company:

• The Company did not consult Tanner regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements;

• Neither a written report nor oral advice was provided to the Company by Tanner that they concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; and

• The Company did not consult Tanner regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

Item 3.02        Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, we issued a total of 199,995,000 shares of our restricted common stock (post 50:1 forward split) to the stockholders of TCC, in exchange for 100% of the issued and outstanding shares of common stock of TCC.

We made each of the aforementioned common stock issuances in reliance upon the exemption from registration under Rule 506 of Regulation D under the Securities Act for private offerings not involving a public distribution. We believe that the issuance and sale of the above securities were exempt from the registration and prospectus delivery requirements of the Securities Act by virtue of Rule 506 of Regulation D. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of the securities were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and Exchange Act reports. We reasonably believed that the recipients, immediately prior to issuing the securities, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares

Item 5.01        Change in Control of Registrant

Mr. Tolworthy, acquired beneficial control of approximately 59.49% of the total shares of common stock outstanding of the Company as follows:

Mr. Tolworthy acquired 59.49% or 130,870,132 shares of common stock on September 16, 2014 as a result of being a stockholder of TCC of which the Company acquired 100% of the ownership pursuant to the Merger.

In addition, on September 16, 2014, simultaneously with the effectiveness of the Merger, pursuant to an agreement entered into prior thereto, the Company acquired 199,995,000 (post 50:1 forward split) shares of common stock pursuant to a private transaction with Ms. Luz Vazquez (for an aggregate purchase price of $8,000, which amount included satisfaction of certain indebtedness owed to Ms. Vazquez by the Company).

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On September 12, 2014, Luz Vazquez submitted her letter of resignation from her positions as President, Secretary, and Treasurer of the Company effective on the consummation of the Merger, and as the Sole Director of the Company effective with the appointment of her successor(s) to the Board following the consummation of the Merger.

On September 16, 2014, immediately after the consummation of the Merger, the Board appointed Thomas A. Tolworthy as the Sole Director of the Company.  The resignation of Ms. Vazquez was accepted by the Company on September 16, 2014 immediately after the appointment of Mr. Tolworthy.

On September 16, 2014, in connection with the resignations of Luz Vazquez as an officer of the Company, the Board appointed the following persons to serve as officers of the Company: (a) Thomas A. Tolworthy as the Chief Executive Officer and President, (b) Mark Jaggi as Executive Vice President, Chief Financial Officer and Treasurer; and (c) Richard Neuwirth as Executive Vice President, Chief Legal Officer and Secretary.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 12, 2014, the Board approved a change effective September 16, 2014 in the Company’s fiscal year from November 30 to December 31.  The change will become effective for the Company’s 2014 fiscal year, which will begin December 1, 2013 and end December 31, 2014.  A report covering the transition period will be filed with the Form 10-Q for the 3rd quarter of 2014.

Item 5.06                      Change in Shell Company Status

Management has determined that, as a result of the closing of the acquisition described under Item 2.01 of this Current Report on Form 8-K, the Company has ceased to be a shell company as defined in Rule 12b-2 of the Exchange Act. Please refer to Item 2.01 of this current report for a detailed description of the acquisition and the business of the Company following the acquisition.

Item 9.01        Financial Statements and Exhibits

(a) Financial Statements of Business Acquired. In accordance with Item 9.01(a), the following are filed herewith:

•	Audited consolidated financial statements of Twinlab Holdings, Inc. and its subsidiaries (f/k/a IdeaSphere Inc.) for the years ended December 31, 2013 and 2012.
•	Unaudited condensed consolidated financial statements of Twinlab Holdings, Inc. and its subsidiaries (f/k/a IdeaSphere Inc.) for the six months ended June 30, 2014 and 2013.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), the Unaudited Pro Forma financial information of Twinlab Consolidated Holdings, Inc., and its subsidiaries, including Twinlab Consolidation Corporation and Twinlab Holdings, Inc., as of the six months ended June 30, 2014 and for the year ended December 31, 2013 and for the six month period ended June 30, 2014 are filed herewith.

(c) Shell Company Transactions.  The information provided pursuant to 9.01(a) and 9.01(b) of this report is incorporated by reference in its entirety.

(d) Exhibits.  The following exhibits are filed as part of the Report on Form 8-K.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger – Dated September 4, 2014 (incorporated by reference to Exhibit 2.1 of Form 8-K filed on September 4, 2014).

2.1.1	First Amendment to Agreement and Plan of Merger – Dated September 16, 2014 (incorporated by reference to Exhibit 2.1.1 of Form 8-K filed on September 17, 2014).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of Form S-1 filed on December 27, 2013).

3.1.1	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 of Form 8-K filed on August 8, 2014).

3.1.(c)	Certificate of Change, dated August 28, 2014, incorporated by reference to Exhibit 3.1(c) of Form 8-K filed on August 29, 2014.

3.2	Bylaws (incorporated by reference to Exhibit 3.2 of Form S-1 filed on December 27, 2013).

4.1**	Subscription and Surrender Agreement, dated as of September 3, 2014 between Twinlab Consolidation Corporation and Thomas Tolworthy.

10.1*	Employment Agreement, dated as of August 7, 2014, between Twinlab Consolidation Corporation and Thomas Tolworthy.

10.2*	Employment Agreement, dated as of May 3, 2012, between Twinlab Consolidation Corporation and Mark R. Jaggi.

10.3*	Employment Agreement, dated as of January 2, 2012, between Twinlab Consolidation Corporation and Richard H. Neuwirth.

10.4*	Employment Agreement, dated as of September 7, 2011, between Twinlab Consolidation Corporation and Kate Pastor (formerly Kate Pastor-Dippold).

10.5.1**	Fifth Third Bank Credit Agreement

10.5.2**	First Amendment to Fifth Third Bank Credit Agreement

10.5.3**	Second Amendment to Fifth Third Bank Credit Agreement

10.5.4**	Third Amendment to Fifth Third Bank Credit Agreement

10.5.5**	Fourth Amendment to Fifth Third Bank Credit Agreement

10.5.6**	Fifth Amendment to Fifth Third Bank Credit Agreement

10.5.7**	Sixth Amendment to Fifth Third Bank Credit Agreement

10.5.8**	Seventh Amendment to Fifth Third Bank Credit Agreement

10.5.9**	Eighth Amendment to Fifth Third Bank Credit Agreement

10.5.10**	Ninth Amendment to Fifth Third Bank Credit Agreement

10.5.11**	Tenth Amendment to Fifth Third Bank Credit Agreement

10.5.12**	Eleventh Amendment to Fifth Third Bank Credit Agreement

10.5.13**	Twelfth Amendment to Fifth Third Bank Credit Agreement

10.5.14**	Thirteen Amendment to Fifth Third Bank Credit Agreement

10.5.15**	Fourteenth Amendment to Fifth Third Bank Credit Agreement

10.5.16**	Guaranty dated as of September 16, 2014 made by Twinlab Consolidated Holdings, Inc. to, and for the benefit of Fifth Third Bank

10.5.17**	Guaranty dated as of August 7, 2014 made by Twinlab Consolidated Corporation to, and for the benefit of Fifth Third Bank

10.5.18**
Guaranty dated as of January 7, 2008 made by Idea Sphere, Inc., Rebus, LLC, Natural2U LLC,  701 Corporation, ISI Brands Inc., Planet Earth Ventures, LLC, Health Med, Inc., Health Letter, Inc., Med Letter, Inc., TGI Organic, LLC, PE Group, LLC and Natural Pet Nutrition, L.L.C. to, and for the benefit of Fifth Third Bank

10.6*	Twinlab Consolidation Corporation 2013 Stock Incentive Plan.

10.7**	Debt Repayment Agreement dated as of July 31, 2014 between Little Harbor LLC and Twinlab Holdings, Inc. (f/k/a Idea Sphere Inc.).

10.8**	Commercial Lease Agreement dated August 22, 2014 between Essex Capital Corporation and Twinlab Corporation.

10.9**	Restricted Stock Purchase Agreement dated as of November 4, 2013 between Twinlab Consolidation Corporation and Thomas Tolworthy.

16.1	Letter from Seale & Bears, CPAs dated September 12, 2014 (incorporated by reference to Exhibit 16.1 of Form 8-K filed on September 12, 2014).

21.1**	Subsidiaries of the Company
*	Indicates management contract or compensatory plan or arrangement and filed herewith.
**	Filed herewith.
***	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TWINLABS CONSOLIDATED HOLDINGS, INC.

By: /S/ Thomas A. Tolworthy
Thomas A. Tolworthy, President & Chief Executive Officer

Date: September 22, 2014

INDEX TO FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of Twinlab Holdings Inc. and Subsidiaries (f/k/a Idea Sphere Inc.)
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Stockholders’ Deficit	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Twinlab Holdings Inc. and Subsidiaries (f/k/a Idea Sphere Inc.)
Consolidated Condensed Balance Sheets (Unaudited)	F-26
Consolidated Condensed Statements of Operations (Unaudited)	F-27
Consolidated Condensed Statements of Cash Flows (Unaudited)	F-28
Notes to Consolidated Condensed Financial Statements (Unaudited)	F-29

Unaudited Pro Forma Condensed Combined Financial Information of TCC Holdings, Inc. and Subsidiaries, THI (f/k/a Idea Sphere Inc.) and Twinlab Consolidation Corporation
Unaudited Pro Forma Condensed Combined Financial Information	F-39
Unaudited Pro Forma Condensed Combined Balance Sheets	F-40
Unaudited Pro Forma Condensed Combined Statements of Operations	F-41
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Twinlab Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Twinlab Holdings, Inc. and subsidiaries (collectively, the Company) as of December 31, 2013 and 2012, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Twinlab Holdings, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 2, the Company has negative working capital, has incurred operating losses and negative cash flows from operating activities, expects to incur further losses, and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tanner LLC
Salt Lake City, Utah
September 19, 2014

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Consolidated Balance Sheets
(In thousands, except share data)
December 31

Assets	2013	2012

Current assets:
Cash	$300	$80
Restricted cash	374	371
Marketable securities	60	788
Accounts receivable, net	6,282	7,039
Inventories, net	14,844	19,225
Prepaid expenses and other current assets	1,368	1,101

Total current assets	23,228	28,604

Property, plant and equipment, net	5,040	11,477
Intangible assets, net	8,032	7,938
Other assets	877	298

Total assets	$37,177	$48,317

Liabilities and Stockholders' Deficit

Current liabilities:
Checks written in excess of cash	$411	$-
Accounts payable	8,127	8,432
Accrued expenses and other current liabilities	4,332	3,999
Current portion of long-term debt	75,422	29,711

Total current liabilities	88,292	42,142

Deferred gain on sale of assets	2,169	-
Long-term debt, less current portion	22,651	78,900

Total liabilities	113,112	121,042

Commitments and contingencies

Stockholders' deficit:
Series A cumulative preferred stock, no par value:
2,500 shares authorized and outstanding	24,932	24,932
Common stock, no par value: 600,000 shares,
authorized; 416,263 shares outstanding	65,433	65,433
Accumulated deficit	(166,248)	(163,766)
Accumulated other comprehensive income (loss)	(52)	676

Total stockholders' deficit	(75,935)	(72,725)

Total liabilities and stockholders' deficit	$37,177	$48,317

See accompanying notes to consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share data)
Years Ended December 31,

	2013	2012

Net sales	$76,230	$84,236
Cost of sales	52,647	58,324

Gross profit	23,583	25,912

Selling, general and administrative expenses	23,391	24,060

Income from operations	192	1,852

Other income (expense):
Interest expense	(5,581)	(5,778)
Interest income	34	33
Realized gain on marketable securities	892	1,011
Gain on sale of product line	1,656	-
Gain on sale of land	240	-
Other income	118	20

Net other expense	(2,641)	(4,714)

Loss before income tax provision	(2,449)	(2,862)

Income tax provision	(33)	(19)

Net loss	(2,482)	(2,881)

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(728)	676

Total comprehensive loss	$(3,210)	$(2,205)

Net loss per share - basic and diluted	$(5.96)	$(6.92)

Weighted average number of common shares
outstanding - basic and diluted	416,263	416,263

See accompanying notes to consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Consolidated Statements of Stockholders’ Deficit
(In thousands, except share data)

Years Ended December 31, 2013 and 2012

					Accumulated
					Other		Total
	Preferred Stock		Common Stock		Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Income (Loss)	Deficit	Deficit

Balance, December 31, 2011	2,500	$24,932	416,263	$65,433	$-	$(160,885)	$(70,520)

Net change in unrealized gain on marketable
securities	-	-	-	-	676	-	676
Net loss	-	-	-	-	-	(2,881)	(2,881)

Balance, December 31, 2012	2,500	24,932	416,263	65,433	676	(163,766)	(72,725)

Net change in unrealized loss on marketable
securities	-	-	-	-	(728)	-	(728)
Net loss	-	-	-	-		(2,482)	(2,482)

Balance, December 31, 2013	2,500	$24,932	416,263	$65,433	$(52)	$(166,248)	$(75,935)

See accompanying notes to consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Consolidated Statements of Cash Flows
(In thousands)
Years Ended December 31, 2013 and 2012

	2013	2012

Cash flows from operating activities:
Net loss	$(2,482)	$(2,881)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,772	1,925
Non-cash interest on shareholder loans	739	769
Loss (gain) on sale of property, plant and equipment	(240)	11
Provision for obsolete inventory	(470)	143
Provision for losses on accounts receivable	(93)	144
Amortization of deferred gain on sale of property,
plant and equipment	(148)	-
Realized gain on sale of marketable securities	(892)	(1,011)
Changes in operating assets and liabilities:
Accounts receivable	850	(872)
Inventories	4,851	(5,360)
Prepaid expenses and other current assets	(217)	36
Checks in excess of cash	411	-
Accounts payable	(305)	497
Accrued expenses and other current liabilities	121	612

Net cash provided by (used in) operating activities	3,897	(5,987)

Cash flows from investing activities:
Purchases of property, plant and equipment	(418)	(502)
Proceeds from sale of marketable securities	892	1,012
Proceeds from sale of property, plant, and equipment	8,146	-
Purchase of intangible assets	(530)	-
Increase in restricted cash	(3)	-

Net cash provided by investing activities	8,087	510

Cash flows from financing activities:
Net change in revolving Senior Credit Facility	(5,249)	7,032
Proceeds from issuance of debt	2,351	-
Net payments of debt	(8,379)	(3,380)
Payment of financing costs	(416)	(334)
Payment of security deposits	(71)	-

Net cash provided by (used in) financing activities	(11,764)	3,318

Net change in cash	220	(2,159)

Cash at beginning of year	80	2,239

Cash at end of year	$300	$80

See accompanying notes to consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Consolidated Statements of Cash Flows
(In thousands) – Continued
Years Ended December 31, 2013 and 2012

	2013	2012
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,546	$3,617
Cash paid for income taxes	$17	$-

Supplemental disclosure of non-cash investing
and financing transactions:
Deferred gain on sale of product line	$100	$-
Deferred gain on sale of property, plant and equipment	$2,429	$-
Noncash proceeds from sale of assets	$473	$-
Change in unrealized holding gain (loss) on marketable
securities	$(728)	$676

See accompanying notes to consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)

1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Twinlab Holdings, Inc. (“THI”) and its subsidiaries (f/k/a Idea Sphere Inc.) (the “Company”) manufacture and market high-quality, science-based nutritional supplements, and also provide health and wellness information. The consolidated financial statements include the accounts of THI and its wholly-owned subsidiaries, Twinlab Corporation (“Twinlab”), and ISI Brands, Inc.

Products include vitamins, minerals, specialty supplements and sports nutrition products primarily under the Twinlab® brand name (including the Twinlab® Fuel family of sports nutrition products); diet and energy products under the Metabolife® brand name; a line of products that promote joint health under the Trigosamine® brand name; and a full line of herbal teas under the Alvita® brand name.  These products are sold primarily through health and natural food stores, national and regional drug store chains, supermarkets, and mass market retailers.

Principles of Consolidation The consolidated financial statements include the accounts of THI and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.  Significant management estimates include those with respect to returns and allowances, allowance for doubtful accounts, reserve for inventory obsolescence and recoverability of long-lived assets.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

1. Nature of Operations and Summary of Significant Accounting Policies Continued
Revenue Recognition
Revenue from product sales, net of estimated returns and allowances, is recognized when evidence of an arrangement is in place, related prices are fixed and determinable, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Shipping terms are generally freight on board (“FOB”) shipping point.

Cash Equivalents
Highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits.  At December 31, 2013, the Company had no cash and cash equivalent balances in excess of federally insured limits.

At December 31, 2013 and 2012, the Company had restricted cash of $374 and $371, respectively.  As part of the Senior Credit Facility agreement, the Company is required to maintain a balance of $370 in a funding account.

Marketable Securities
Marketable securities consist of equity securities.  The Company designates the classification of its marketable securities at the time of purchase and reevaluates this designation as of each balance sheet date.  As of December 31, 2013 and 2012, the Company classified its marketable securities as available-for-sale and these securities are recorded at their quoted market values.  The cost of a security sold or the amount reclassified out of accumulated other comprehensive income into earnings is determined by specific identification of the security.  Unrealized holding gains or losses on available-for-sale securities are excluded from income and are reported in accumulated other comprehensive income until realized.  Losses are also recognized when management has determined there has been an other-than-temporary decline in fair value.

Fair Value Measurements
The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

The following table summarizes the financial instruments of the Company measured at fair value on a recurring basis as of December 31, 2013 and 2012.

1. Nature of Operations and Summary of Significant Accounting Policies Continued
Fair Value Measurements – Continued
The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – inputs are quoted prices in active markets for identical ssets that the reporting entity has the ability to access at the measurement date.

Level 2 – inputs are other than quoted prices included within Level 1 that are observable for the asset, either directly or indirectly.

Level 3 – inputs are unobservable inputs for the asset that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability.

The following table summarizes the financial instruments of the Company measured at fair value on a recurring basis as of December 31, 2013 and 2012.

2013
Description	Level 1	Level 2	Level 3	Total

Marketable securities	$60	-	-	$60

Total	$60	-	-	$60

2012
Description	Level 1	Level 2	Level 3	Total

Marketable securities	$788	-	-	$788

Total	$788	-	-	$788

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

1. Nature of Operations and Summary of Significant Accounting Policies Continued
Accounts Receivable and Allowances
Substantially all of the Company’s accounts receivable are from distributors or mass market customers. The Company grants credit to customers and generally does not require collateral or other security. The Company performs credit evaluations of its customers and provides for expected claims, related to promotional items; customer discounts; shipping shortages; and damages, and doubtful accounts based upon historical bad debt and claims experience.  These allowances approximated $1,826 and $2,039 as of December 31, 2013 and 2012. The Company sells predominately in the North American and European markets, with international sales transacted in U.S. Dollars.

Inventories Inventories are stated at the lower of cost or market. Costs are determined using the weighted average cost method.

Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, including amounts amortized under capital leases, is calculated on the straight-line method over the estimated useful lives of the related assets, which are 35 years for buildings, 7 to 10 years for machinery and equipment, 8 years for furniture and fixtures, and 3 years for computers. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.

Normal repairs and maintenance are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed from the accounts and any gain or loss is included in the results of operations.

Intangible Assets
Intangible assets consist primarily of trademarks and customer relationships, which are amortized on a straight-line basis over their estimated useful lives of 30 and 16 years, respectively. The valuation and classification of these assets and the assignment of amortizable lives involve significant judgment and the use of estimates.

The Company believes that its long-term growth strategy supports its fair value conclusions. For intangible assets, the recoverability of these amounts is dependent upon achievement of the Company’s projections and the execution of key initiatives related to revenue growth and improved profitability.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

1. Nature of Operations and Summary of Significant Accounting Policies Continued
Deferred Financing Costs
Costs directly related to the issuance of debt are capitalized as other assets in the consolidated balance sheets and are amortized using the straight-line method that approximates the effective interest rate method over corresponding periods of the related debt. Amortization of deferred financing costs is included in interest expense in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets
Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted cash flows of the asset, an impairment charge is recognized equal to the amount by which the carrying amount exceeds fair value. The testing of these intangibles under established guidelines for impairment requires significant use of judgment and assumptions. Changes in forecasted operations and other assumptions could materially affect the estimated fair values. Changes in business conditions could potentially require adjustments to these asset valuations.

Shipping and Handling Costs
Shipping and handling fees when billed to customers are included as a component of net sales. The total costs associated with shipping and handling are included as a component of selling, general and administrative expenses and totaled $3,913 and $4,521 in 2013 and 2012, respectively.

Advertising and Promotion Costs
The Company advertises its branded products through national and regional media and through cooperative advertising programs with customers. Costs for cooperative advertising programs are expensed as earned by customers and recorded within selling, general and administrative expenses. The Company’s advertising expenses were $2,563 and $1,560 in 2013 and 2012, respectively. Customers are also offered in-store promotional allowances and certain products are also promoted with direct to consumer rebate programs. Costs for these promotional programs are expensed as incurred as a reduction to net sales.

Research and Development Costs Research and development costs are expensed as incurred and totaled $1,395 and $1,335 in 2013 and 2012, respectively.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued
1. Nature of Operations and Summary of Significant Accounting Policies Continued
Income Taxes
The Company accounts for income taxes using an asset and liability approach. Deferred income taxes are determined by applying currently enacted tax laws and rates to the cumulative temporary differences between the carrying values of assets and liabilities for financial statement and income tax purposes. Valuation allowances against deferred tax assets are recorded when management concludes that it is more likely than not that such deferred tax assets will not be realized.

The Company’s federal and state income tax returns prior to the year ended December 31, 2010 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with uncertain tax positions as part of selling, general and administrative expenses and includes accrued interest and penalties with the related tax liability in the consolidated balance sheets.

The Company may from time to time be assessed interest and/or penalties by major taxing jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. In the event the Company received an assessment for interest and/or penalties, it has been classified in the consolidated statement of operations as selling, general and administrative expenses.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits.

Significant Concentrations of Risk
Sales to the Company’s top three major customers aggregated to approximately 29% and 27% of total sales in 2013 and 2012, respectively. Sales to one of those customers were approximately 12% of total sales in both 2013 and 2012, respectively. Accounts receivable from these customers were approximately 20% and 33% of total accounts receivable as of December 31, 2013 and 2012, respectively.

Recent Accounting Pronouncements
In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)." ASU No. 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations. This new accounting guidance is effective for the Company’s fiscal year ending December 31, 2015, and may be applied retrospectively. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” This amended guidance will enhance the comparability of revenue recognition practices and will be applied to all contracts with customers. Expanded disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized are requirements under the

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued
1. Nature of Operations and Summary of Significant Accounting Policies Continued
amended guidance. This guidance will be effective for the Company’s fiscal year ending December 31, 2017 and may be applied retrospectively. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

Geographic Concentrations Net revenues from customers residing in the following foreign countries were as follows for the fiscal years ended December 31, 2013 and 2012:

	2013	% of Total Revenues	2012	% of Total Revenues
Mexico	$1,901	2.5%	$1,590	1.9%
Canada	$1,387	1.8%	$1,355	1.6%
Other	$10,230	13.4%	$8,374	9.9%

Reclassifications Certain amounts in the 2012 consolidated financial statements have been reclassified to conform with the current year presentation.

Subsequent Events
Management has evaluated events and transactions for potential recognition or disclosure through the date of the independent auditors’ report, which is the date the consolidated financial statements were available to be issued.

2. Going Concern Considerations and Management Plans
Since its formation on April 10, 2001, the Company has operated at a loss. Through 2003, these losses were primarily associated with start-up activities and brand and infrastructure development. Since then, losses were primarily attributable to lower than planned sales resulting from high customer inventory positions at the beginning of the year, delayed product introductions and postponed marketing activities, acquisition-related and other restructuring costs, and interest and refinancing charges associated with the Company’s debt refinancing.  Losses have been funded primarily through issuance of preferred and common stock, borrowings from the Company’s stockholders, and third-party debt of which a significant amount has been personally guaranteed by the Company’s stockholders (see Note 9).

The Company is highly leveraged with a history of recurring losses, caused in large part by interest expense on the Company’s debt.  In addition, the Company had a working capital deficiency as of December 31, 2013 and 2012. The Company also has significant debt due within the next 12 months.

During 2013, management believes it has continued to address and make significant progress with the operating issues; however, these continuing conditions raise substantial doubt about the Company's ability to continue as a going concern.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

2. Going Concern Considerations and Management Plans Continued
Management has addressed operating issues through the following actions: focusing on growing the core business and brands, with international expansion; continuing emphasis on major customers and private label opportunities with major customers, key products and introducing new products; and reducing manufacturing and operating costs and continuing to negotiate lower prices from major suppliers. Management has restructured and extended the Company’s Subordinated Bank Debt to mature on October 1, 2014.  Management believes that it will be able to restructure the debt obligations that are currently due in 2014 to extend the due date to years subsequent to 2014; however, there can be no assurance that the Company will be able to restructure its existing debt obligations or meet its debt obligations as they become due.  Additionally, management believes that by improving operations, continuing to focus on cost reductions, and delaying debt payment obligations as discussed above, the Company will be able to fund operations over the next twelve months; however, there can be no assurance that the Company will be able to improve operations, reduce costs, or, as discussed above, restructure existing debt obligations.

The accompanying consolidated financial statements have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Capital Stock
Common Stock
As of December 31, 2013 and 2012, there were 600,000 shares of no par value common stock authorized. The Company had 416,263 shares of common stock issued and outstanding at December 31, 2013 and 2012.  At December 31, 2013 and 2012, four principal shareholders owned over 90% of the issued and outstanding common shares.

From time to time, under a Senior Credit Facility, the Company had accepted capital contributions from certain of its shareholders and, in exchange, has issued debt of the Company or its wholly-owned subsidiary, Twinlab Corporation.  In 2011, the Board of Directors approved the conversion of $52,989 of net outstanding shareholders’ debt at a conversion price of $150 per share of common stock.

Preferred Stock
In 2011, the Company amended its articles of incorporation and authorized 2,500 units of Preferred Stocks known as the 2011 Series A Cumulative Preferred Stock (“Preferred Units”) with no par value.

3. Capital Stock Continued
Preferred Stock – Continued
The 2011 Preferred Units rank senior to all classes of the Company’s capital stock.  These units have no maturity date, have no voting rights, are subject to liquidation preferences ($25,000 as of December 31, 2013) and are redeemable at the Company’s option, as defined.  The holders of these units are entitled to dividends which are accrued at a rate per annum of 5% and payable upon the Company’s board of directors declaring dividends. No dividends have been declared through December 31, 2013.

During the years ended December 31, 2013 and 2012, the Company did not issue any Preferred Units. In connection with Preferred Units issued in 2011, the Company issued warrants entitling the holders to purchase 10% of the outstanding shares of common stock at the date of exercise. These warrants have an exercise price of $150 per share of common stock with a term of 5 years. As of the date of issuance, these warrants were determined to have minimal value.

4. Marketable Securities	Marketable securities consist of the following as of December 31:
	2013	2012

Equity securities:
Cost	$112	$112
Fair value	$60	$788
Unrealized (loss) gain	$(52)	$676

5. Inventories	Inventories consist of the following as of December 31:
	2013	2012

Raw material	$5,302	$5,197
Work in process	2,023	2,954
Finished goods	9,191	13,215

	$16,516	$21,366

Reserve for obsolete inventory	(1,672)	(2,141)

	$14,844	$19,225

During 2013 and 2012, the Company purchased finished goods from a related party totaling $1,737 and $5,812, respectively. As of December 31, 2013 and 2012, outstanding accounts payable to this related party totaled $0 and $798 respectively.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

Property, plant and equipment consist of the following as of December 31:

6. Property, Plant and Equipment
	2013	2012

Machinery and equipment	$10,007	$9,926
Computers and other	6,339	6,113
Buildings	-	4,304
Land	577	3,327
Aquifer	2,855	2,855
Leasehold improvements	1,514	1,404

	21,292	27,929

Less accumulated depreciation and amortization	(16,252)	(16,452)

	$5,040	$11,477

Assets held under capital leases are included in “Machinery and equipment” and amounted to $2,019 and $246 as of December 31, 2013 and 2012, respectively.
Depreciation and amortization expense totaled $904 and $1,005 in 2013 and 2012, respectively.

In 2013, the Company entered into a sale-leaseback arrangement relating to its office facilities. Under the terms of the arrangement, the Company’s office building and surrounding land, which had a carrying amount of $4,848, were sold for $7,276. Proceeds from the sale were used to pay a portion of the Senior Credit Facility loans. The Company then leased the property back under a 15-year operating lease that requires monthly lease payments of $60, which increase throughout the term of the lease. The Company recorded a deferred gain for the amount of the gain on the sale of the asset, to be recognized as a reduction in rent expense over the life of the lease.

In 2013, the Company entered into a sale-leaseback arrangement relating to equipment. Under the terms of the arrangement, certain equipment items, were sold for $2,000. Proceeds from the sale were used to pay a portion of the Senior Credit Facility loans. The Company then leased the equipment back under a 42-month capital lease that requires monthly lease payments of $58 and bears an interest rate of 13%. The Company will have the option to purchase the equipment at the end of the lease.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

7. Intangible Assets	Intangible assets consist of the following as of December 31:

	Gross Carrying Amount at January 1, 2013	Accumulated Amortization	Net Book Value at December 31, 2013	Amortization Periods (Years)

Trademarks	$10,142	$(3,005)	$7,137	30
Customer relationships	1,824	(929)	895	16

	$11,966	$(3,934)	$8,032

	Gross Carrying Amount at January 1, 2012	Accumulated Amortization	Net Book Value at December 31, 2012	Amortization Periods (Years)

Trademarks	$9,611	$(2,681)	$6,930	30
Customer relationships	1,824	(816)	1,008	16

	$11,435	$(3,497)	$7,938

Amortization of the trademarks and customer relationships was $448 and $432 in 2013 and 2012, respectively.
Estimated aggregate amortization expense for the trademarks and customer relationships for each of the five fiscal years subsequent to 2013 is as follows:
Years Ending December 31,

2014	$ 444
2015	444
2016	444
2017	444
2018	444
Thereafter	5,812

$ 8,032

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

8. Long-Term Long-term debt consists of the following as of December 31: Debt

	2013	2012

Direct Stockholder Loans: Notes payable to stockholders which are unsecured, with interest rates ranging from LIBOR plus 2% to LIBOR plus 3.5% (2.25% to 3.75% as of December 31, 2013). One of the notes requires quarterly installments through July 7, 2014. Two notes are due on demand. The other note is due through December 31, 2015.	$44,721	$46,468

Subordinated Bank Debt: Notes payable to a financial institution with certain stockholders as co-obligors and/or guarantors, with interest rates ranging from LIBOR plus 2% to LIBOR plus 3.5% (2.25% to 3.75% as of December 31, 2013). One note has monthly installments plus interest due through October 1, 2014. The other note has interest only payments due through October 1, 2014.	28,041	29,241

Related-Party Debt: Notes payable to other entities owned or governed by stockholders which are unsecured, with interest rates ranging from LIBOR plus 2% (2.25% as of December 31, 2013) to 8%, maturing through December 31, 2017. One of the notes has provided full, unconditional, joint and several guarantees at a cost to the Company of $150 per quarter.	15,778	15,145

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

8. Long-Term Debt Continued
	2013	2012
	(Continued)

Senior Credit Facility: Revolving $15,000 asset-based credit facility payable to a financial institution with an interest rate equal to LIBOR plus 6% (6.25% as of December 31, 2013), due on demand. The Company is required to pay an unused commitment fee of 0.75% per annum. Collateralized by a first priority lien on all of the assets of the Company. Certain stockholders have also personally guaranteed the Senior Credit Facility.	7,514	12,763

Senior Credit Facility: Note payable to a financial institution with an interest rate equal to LIBOR plus 6%, paid-in-full during 2013.	-	4,733

Capital Lease Obligations: Capital leases with rates ranging from 10.13% to 13.21% and maturing dates ranging from February 2014 to October 2016.	2,019	261

Total long-term debt	98,073	108,611
Less current portion	(75,422)	(29,711)

Noncurrent long-term debt	$22,651	$78,900

Future aggregate maturities of long-term debt as of December 31, 2013 were as follows:

Years Ending December 31,

2014	$75,422
2015	11,497
2016	645
2017	10,509

Total payments	$98,073

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

8. Long-Term Debt Continued	Total unused borrowing capacity under all financing arrangements was $2,833 and $1,015 at December 31, 2013 and 2012, respectively.

Certain of the long-term debt agreements require the Company to meet certain affirmative and negative covenants, including maintenance of specified ratios. In management’s opinion, the Company was in compliance with the covenants as of December 31, 2013.

9. Income Taxes
The Company has recorded a provision for income taxes in 2013 and 2012 of $33 and $19 for the minimum state tax due. The Company’s total income tax expense differs from the amount computed by applying the statutory Federal income tax rate of 34% to the loss before income taxes principally due to the recorded valuation allowance.

Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31:
	2013	2012
Deferred income tax assets:
Inventory valuation reserves	$640	$820
Net operating loss carryforwards	51,423	51,762
Other	5,120	3,617

	57,183	56,199
Less valuation allowance	(56,628)	(55,684)

	555	515

Deferred income tax liabilities:
Depreciation and amortization	(555)	(515)

Net deferred income tax assets	$-	$-

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

9. Income Taxes Continued
The Company had federal net operating loss carryforwards of approximately $139,000 at December 31, 2013 and state net operating loss carryforwards of approximately $112,000 at December 31, 2013, which is available to reduce future federal and state income taxes. The federal and state net operating loss carryforwards expire from 2021 through 2031. As a result of recurring losses incurred, the Company has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2013 and 2012 as the Company believes it is more likely than not that it will not realize the full benefit of these assets. The valuation allowance related to deferred tax assets changed by $944 and $2,607 in 2013 and 2012, respectively.

10. Retirement Programs
The Company maintains a defined contribution retirement plan (the “Plan”) which is qualified under Section 401(k) of the Internal Revenue Code.  All employees over the age of 18 are eligible for participation in the Plan, on the 1st day of the 1st month following thirty (30) days of employment with the Company.  The Plan is a safe harbor plan, requiring the Company to match 100% of the first 1% of eligible salary contributed per pay period by participating employees, and to match 50% on the next 5% of eligible salary contributed per pay period by participating employees (with matching capped at 6% per pay period). Employer contributions vest ratably over two years.  The Company recognized expenses of $329 and $331 related to the Plan in 2013 and 2012, respectively. The Plan provides for the Company to pay the administrative expenses related to the Plan.

11. Commitments and Contingencies
Litigation
From time to time the Company and its subsidiaries are parties to litigation arising in the ordinary course of their business operations. Such litigation primarily involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings.  Based on current information, the Company believes that the ultimate conclusion of the various pending litigation of the Company, in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2012, a current stockholder and former director and officer of the Company, filed suit against the Company, three of its individual stockholders and certain banks.  The Company believes that the claims are without merit and is vigorously defending the matter. Based on the inherent uncertainties of the litigation as well as the Company’s belief at this stage that the claims as presented in the case at this time are without merit, the Company does not at this time believe this matter will result in any material loss contingency for the Company.  An agreement was reached to settle this matter in 2014.  See Note 12.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

11. Commitments and Contingencies Continued
Leases
The Company has operating leases for certain factory, warehouse, office space, and machinery and equipment. Certain leases provide for payment of real estate taxes, common area maintenance, insurance and certain other expenses. Lease terms may have escalating rent provisions and rent holidays which are expensed on a straight-line basis over the term of the lease, and expire at various dates through 2016. Certain rent expenditures in 2013 were made on a month-to-month basis as the underlying operating lease has expired. Total rental expense for the operating leases was $748 and $390 for 2013 and 2012, respectively.

Certain leases of machinery and office equipment with a related party are classified as capital leases and expire at various dates through 2014. The future minimum lease payments in the aggregate and for each of the five succeeding years are as follows:

Fiscal Year	Operating Leases	Capital Leases

2014	$970	$677
2015	949	697
2016	718	645

	$2,637	$2,019

Employee Agreements
The Company has entered into employment agreements with certain members of management.  The terms of each agreement are different.  However, one or all of these agreements include stipulated base salary, bonus potential, vacation benefits, severance, and non-competition agreements.

Minimum Purchase Commitment
The Company entered into an agreement with a certain supplier in April 2013. As part of the agreement, the Company is required to make a minimum purchase with the supplier of at least $5,000 over the term of the 5-year agreement.

12. Subsequent Events
In May of 2014, Twinlab Corporation entered into note agreements with 2 vendors.  The principal amounts are $412 and $948, bear interest at 6% and 4.5% per annum and are due May 2015 and November 2014, respectively.

On May 13, 2014 Idea Sphere Inc. reached an agreement with Estate of Mark Fox in the matter of Fox v. Idea Sphere Inc., et al. for an amount of $200, which was paid on May 22, 2014.  On May 14, 2014 the Estate of Mark Fox transferred all 13,472.8125 common shares in their possession to Idea Sphere.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

12. Subsequent Events Continued
Twinlab Note Conversions into Equity
On May 1, 2014, Twinlab Corporation borrowed $3,000 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015.  The interest rate was 10% per annum. On September 3, 2014, Twinlab Corporation entered into an assignment, assumption and conversion agreement with the individual to convert this debt.  On September 5, 2014, the note was converted into 1,477,833 shares of TCC common stock.  Accrued interest on the note will be paid to the payee in cash.

On August 15, 2014, Twinlab Corporation borrowed $3,200 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015. The interest rate was 10% per annum. On September 5, 2014, Twinlab Corporation entered into a conversion agreement with the individual to convert this debt. On September 5, 2014, the note and accrued interest thereon were converted into 4,210,526 shares of TCC common stock.

On September 3, 2014, Twinlab Corporation borrowed $2,800 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015.  The interest rate was 10% per annum. In connection with such loan, TCC issued to the individual a warrant to acquire 5,592,105 shares of TCC common stock at a purchase price of $0.76 per share, which warrant was assumed by the Company in connection with the Merger. On September 5, 2014, Twinlab Corporation entered into a conversion agreement with the individual to convert this debt.  On September 5, 2014, the note and accrued interest thereon were converted into 3,684,211 shares of TCC common stock.

Issuance of Twinlab Holdings Preferred Stock/Debt Exchange
On July 30, 2014, Twinlab Holdings, Inc., formerly Idea Sphere Inc. (“THI”), amended its articles of incorporation and authorized and designated preferences for its Series A and Series B Preferred stock.  THI authorized 3,000 shares of Series A preferred stock and 7,000 shares of Series B preferred stock.  Shares of Series B preferred stock accrue dividends at a rate of 5% of the base amount per share and have no voting power.  The Series B preferred stock may be redeemed at the option of THI at a price equal to the base amount plus any accrued dividends.

On July 31, 2014, THI entered into a “Debt Repayment Agreement” with a related party pursuant to which the related party exchanged debt totaling approximately $90 million  in consideration of (i) the issuance by THI to such party of 7,000 shares of Series B cumulative preferred stock and THI’s undertaking to pay such party $4,900 per year in structured monthly payments for 3 years provided that such payment obligations will terminate at such earlier time as the trailing ninety day volume weighted average closing sales price of Twinlab Consolidated Holdings, Inc. on all domestic securities exchanges on which it is listed equals or exceeds $5.06 per share.

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

12. Subsequent Events Continued
On July 31, 2014, THI issued 500 additional shares of 2011 Series A cumulative preferred stock in exchange for undeclared and unpaid dividends and the surrender of the warrants rights associated with this class of stock.

Issuance of TCC Preferred Stock
On September 3, 2014, TCC amended its certificate of incorporation to authorize 10,000 shares of preferred stock and authorized the issuance of one share of Series A Redeemable Preferred Stock. Thomas Tolworthy, an individual who is a related party, purchased this share of Series A Redeemable Preferred Stock from TCC for $200.  In connection therewith, Mr. Tolworthy  agreed to surrender 65,306,102 shares of common stock of TCC to the Company at the direction of the Board of TCC, such shares to be used for proper corporate purposes, including the funding of employee incentive plans, acquisitions and as otherwise determined by the Board.  The Series A Redeemable Preferred Stock does not vote and on the fifth anniversary of the issue date TCC is required to redeem such outstanding share for the purchase price of $200.

Sale Lease Back
On August 21, 2014, TCC entered into an agreement with Essex Capital Corporation for a sale leaseback of equipment in the amount of $2,200 replacing a lease on the same equipment with a balance of $1,210.

Change of Name
On August 27, 2014, Idea Sphere Inc. amended its articles of incorporation and changed its name to Twinlab Holdings, Inc.

IS Merger
On August 7, 2014, TCC Merger Company, Inc., a wholly-owned subsidiary of TCC, merged with and into THI in a private transaction in which 43,542,955 TCC common shares were exchanged for the total outstanding common and preferred shares of THI.

Merger
On September 4, 2014, Twinlab Consolidated Holdings, Inc., a Nevada corporation formerly known as Mirror Me, Inc. (“TCH”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among TCH, TCC MERGER CO  (“Sub Co”), a Delaware corporation and wholly-owned subsidiary of TCH, and Twinlab Consolidation Corporation (“TCC”), a Delaware corporation.  The Merger Agreement provides for the merger of Sub Co with and into TCC (the “Merger”), with TCC surviving the Merger as a wholly-owned subsidiary of TCH.

On September 16, 2014, the Company completed the Merger, pursuant to the Merger Agreement, by and among the Company, Sub Co and TCC, whereby TCC became a wholly-owned subsidiary of the Company.  Upon completion of the Merger, all holders of shares of TCC common stock received, for each one share of TCC common stock held by them, one

TWINLAB HOLDINGS, INC. AND SUBSIDIARIES (F/K/A IDEA SPHERE INC.)
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except share amounts)
Continued

12. Subsequent Events Continued	share of the Company’s common stock and the holder of one share of TCC preferred stock received 26,870,132 shares of the Company’s common stock.

Working Capital Facility
On August 7, 2014 and on September 16, 2014, contemporaneously with the IS Merger the Merger, respectively, Twinlab entered into amendments of its revolving credit facility with Fifth Third Bank, which has a credit limit of $15 million dollars, primarily for the purpose of obtaining the bank's consent to such mergers.  The line of credit is secured by all assets of the Company and its subsidiaries.  Each parent company of Twinlab Corporation, including the Company, TCC and THI and its sister company, ISI Brands, Inc., has guaranteed Twinlab’s obligations under the line of credit.  TCC obtained all necessary consents from its lender in order to consummate the Merger.

Purchase of Option Agreement
In September 2014, TCC entered into an option agreement ("Option No. 1") that gives TCC an exclusive option to purchase 100% of the equity of a marketer and distributor of nutritional products (“Target No. 1”) on certain agreed upon terms.  TCC paid $2,000 to acquire Option No. 1.  Option No. 1 can be exercised on or before July 13, 2015.  As an option, the Company will have the right, but not the obligation, to acquire the equity of Target No. 1 for a purchase price of $37,000, payable in cash at the closing of the acquisition without reduction for the option purchase price.  At present none of the Company, TCC or any other subsidiary of the Company has sufficient funds necessary to close on the acquisition of the equity of Target No. 1, if it were to exercise Option No. 1.  The Company believes that it and TCC will be able to raise the necessary funds to exercise Option No. 1 on a timely basis, although there can be no assurance that the Company and TCC will be successful.

Purchase of Option Agreement
In September 2014, TCC entered into an option agreement (“Option No. 2”) that gives TCC an exclusive option to purchase substantially all of the assets and assume certain operating liabilities of a manufacturer of nutritional products on certain agreed upon terms (“Target No. 2”).  TCC agreed to pay $350 to acquire Option No. 2, which is payable on or before September 27, 2014.  Option No. 2 can be exercised on or before December 13, 2014.  As an option, TCC has the right, but not the obligation, to acquire the assets of Target No. 2, for a purchase price of $10,500,  payable in cash at the closing of the acquisition.  The purchase price for the assets of Target No. 2 would not be reduced by the option purchase price.  If the Company does not exercise Option No. 2 within the exercise period, it will pay the grantor break-up fees of approximately of $400.  At present none of the Company, TCC or any other subsidiary of the Company has sufficient funds necessary to close on the acquisition of the assets of Target No. 2, if it were to exercise the option.  The Company believes that it and  TCC will be able to raise the necessary funds to exercise Option No. 2 on a timely basis, although there can be no assurance that the Company and TCC will be successful.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.) CONDENSED CONSOLIDATED BALANCE SHEETS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS) (UNAUDITED)
	June 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash	$315	$300
Restricted cash	375	374
Marketable securities	48	60
Accounts receivable, net	7,620	6,282
Inventories, net	13,014	14,844
Prepaid expenses and other current assets	1,451	1,368
Total current assets	22,823	23,228

Property and equipment, net	4,768	5,040
Intangible assets, net	7,801	8,032
Other assets	843	877

Total assets	$36,235	$37,177

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Checks written in excess of cash	$743	$411
Accounts payable	8,388	8,127
Accrued expenses and other current liabilities	2,523	4,332
Current portion of long-term debt	80,190	75,422
Total current liabilities	91,844	88,292

Long term liabilities:
Deferred gain on sale of assets	2,161	2,169
Long-term debt, less current portion	24,514	22,651
Total liabilities	118,519	113,112

Stockholders' deficit:
Series A cumulative preferred stock, no par value, 2,500 shares
authorized, 2,500 and 2,500 shares issued and outstanding	24,932	24,932
Common stock, no par value, 600,000 shares
authorized, 402,790 shares outstanding, respectively	65,433	65,433
Accumulated deficit	(172,585)	(166,248)
Accumulated other comprehensive loss	(64)	(52)
Total stockholders' deficit	(82,284)	(75,935)

Total liabilities and stockholders' deficit	$36,235	$37,177

See accompanying notes to condensed consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS) (UNAUDITED)
	For the six months ended
	June 30,
	2014	2013

Net sales	$34,147	$37,695
Cost of sales	25,846	25,602

Gross profit	8,301	12,093

Selling, general and administrative expenses	11,902	12,942

Loss from operations	(3,601)	(849)

Other income (expense):
Interest expense	(2,735)	(2,839)
Interest income	11	16
Realized gain on marketable securities	-	820
Other expense, net	8	124

Net other expense	(2,716)	(1,879)

Loss before income tax provision	(6,317)	(2,728)

Income tax provision	(20)	(14)

Net loss	$(6,337)	$(2,742)

Other comprehensive loss:
Unrealized loss on marketable securities	(12)	(596)

Total comprehensive loss	$(6,349)	$(3,338)

Net loss per share – basic and diluted	$(15.73)	$(6.59)

Weighted average number of common
shares outstanding – basic and diluted	402,790	416,263

See accompanying notes to condensed consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.) CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS) (UNAUDITED)
	For the six months ended
	June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,337)	$(2,742)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	612	681
Non-cash interest on shareholder loans and deferred financing	2,383	535
Realized gain on sale of marketable securities	-	(820)
Changes in operating assets and liabilities:
Accounts receivable	(1,338)	(1,383)
Inventories	1,830	2,318
Prepaid expenses and other current assets	(91)	(460)
Checks written in excess of cash	332	826
Accounts payable	261	(959)
Accrued expenses and other current liabilities	(1,807)	294
Net cash used in operating activities	(4,155)	(1,710)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of assets	-	7,316
Purchases of property and equipment	(110)	(319)
Proceeds from sale of marketing securities	-	820
Change in restricted cash	(2)	1
Net cash provided by (used in) investing activities	(112)	7,818

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving Senior Credit facility	1,442	(979)
Proceeds from issuance of debt	4,752	1,756
Net payments of debt	(1,912)	(6,520)
Payment of financing costs	-	(316)

Net cash provided by (used in) financing activities	4,282	(6,059)

Net change in cash	15	49

Cash at beginning of period	300	80

Cash at end of period	$315	$129

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$1,653	$1,829
Cash paid for income taxes	$16	$12

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
Deferred gain on sale of property, plant and equipment	$-	$2,284
Change in unrealized holding gain on marketable securities	$12	$596
See accompanying notes to condensed consolidated financial statements.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
Twinlab Holdings, Inc. and its subsidiaries (f/k/a Idea Sphere Inc.) (the “Company”) manufacture and market high-quality, science-based nutritional supplements, and also provide health and wellness information. The consolidated financial statements include the accounts of Twinlab Holdings, Inc. and its wholly-owned subsidiaries, Twinlab Corporation (“Twinlab”), Natural2U LLC, 701 Corporation, ISI Brands, Inc., Health Med, Inc. and Rebus LLC.

Products include vitamins, minerals, specialty supplements and sports nutrition products primarily under the Twinlab® brand name (including the Twinlab® Fuel family of sports nutrition products); diet and energy products under the Metabolife® brand name; a line of products that promote joint health under the Trigosamine® brand name; and a full line of herbal teas under the Alvita® brand name. These products are sold primarily through health and natural food stores and national and regional drug store chains, supermarkets, and mass market retailers.

Principles of consolidation
The consolidated financial statements include the accounts of Twinlab Holdings, Inc. and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Basis of presentation and unaudited information
The condensed interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant management estimates include those with respect to returns and allowances, allowance for doubtful accounts, reserve for inventory obsolescence and recoverability of long-lived assets.

Revenue recognition
We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

Revenue from product sales, net of estimated returns and allowances, is recognized when evidence of an arrangement is in place, related prices are fixed and determinable, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Shipping terms are generally freight on board (“FOB”) shipping point.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash equivalents
Highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At June 30, 2014 and December 31, 2013, the Company had no cash and cash equivalent balances in excess of federally insured limits.

At June 30, 2014 and December 31, 2013, the Company had restricted cash of $375 and $374, respectively. As part of the Senior Credit Facility agreement, the Company is required to maintain a balance of $370 in a funding account.

Fair value of financial instruments
The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

Significant concentration of credit risk
Sales to the Company’s top three major customers aggregated to approximately 27% and 28% of total sales for the six months ended June 30, 2014 and 2013, respectively. Sales to one of those customers were approximately 13.4% and 11.9% of total sales in both 2014 and 2013, respectively. Accounts receivable from these customers were approximately 28% and 26% of total accounts receivable as of June 30, 2014 and December 31, 2013, respectively.

Geographic concentrations
Net revenues from customers residing in the following foreign countries were as follows for the six months ended June 30, 2014 and June 30, 2013:

	June 30, 2014	% of Total Revenues	June 30, 2013	% of Total Revenues
Mexico	$638	1.9%	$898	2.4%
Canada	$1,871	5.5%	$440	1.2%
Other	$4,617	13.5%	$5,506	14.6%

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments
The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – inputs are quoted prices in active markets for identical assets that the reporting entity has the ability to access at the measurement date.

Level 2 – inputs are other than quoted prices included within Level 1 that are observable for the asset, either directly or indirectly.

Level 3 – inputs are unobservable inputs for the asset that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability.

The following table summarizes the financial instruments of the Company measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013.

	June 30, 2014
Description	Level 1	Level 2	Level 3	Total
Marketable securities	$48	$-	$-	$48
Total	$48	$-	$-	$48

	December 31, 2013
Description	Level 1	Level 2	Level 3	Total
Marketable securities	$60	$-	$-	$60
Total	$60	$-	$-	$60

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net loss per common share
Basic net income or loss per common share (“Basic EPS”) is computed by dividing net income or loss by the weighted average number of common shares outstanding.  Diluted net income or loss per common share (“Diluted EPS”) is computed by dividing net income or loss by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding.  Potential common share equivalents consist of the weighted average number of shares issuable upon the exercise of outstanding stock options and warrants to acquire common stock, and shares issuable upon conversion of preferred stock.  If the potential common share equivalents are dilutive, the Company computes Diluted EPS using the treasury stock method.

Due to the fact that for all periods presented the Company has incurred net losses, common share equivalents of .01 and .00 for the three months ended June 30, 2014 and 2013 and .02 and .01 for the six months ended June 30, 2014 and 2013 respectively, are not included in the calculation of Diluted EPS because they are anti-dilutive.

Income taxes
The Company accounts for income taxes using an asset and liability approach. Deferred income taxes are determined by applying currently enacted tax laws and rates to the cumulative temporary differences between the carrying values of assets and liabilities for financial statement and income tax purposes. Valuation allowances against deferred tax assets are recorded when management concludes that it is more likely than not that such deferred tax assets will not be realized.

The Company’s federal and state income tax returns prior to the year ended December 31, 2010 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with uncertain tax positions as part of selling, general and administrative expenses and includes accrued interest and penalties with the related tax liability in the consolidated balance sheets.

The Company may from time to time be assessed interest and/or penalties by major taxing jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. In the event the Company received an assessment for interest and/or penalties, it has been classified in the consolidated statement of operations as selling, general and administrative expenses.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits.

NOTE 2 – GOING CONCERN

Since its formation on April 10, 2001, the Company has operated at a loss. Through 2003, these losses were primarily associated with start-up activities and brand and infrastructure development. Since then, losses were primarily attributable to lower than planned sales resulting from high customer inventory positions at the beginning of the year, delayed product introductions and postponed marketing activities, acquisition-related and other restructuring costs, and interest and refinancing charges associated with the Company’s debt refinancing. Losses have been funded primarily through issuance of preferred and common stock, borrowings from the Company’s stockholders, and third-party debt of which a significant amount has been personally guaranteed by the Company’s stockholders.

The Company is highly leveraged with a history of recurring losses, caused in large part by interest expense on the Company’s debt. In addition, the Company had a working capital deficiency as of June 30, 2014 and December 31, 2013. The Company also has significant debt due within the next 12 months.

During 2014, management believes it has continued to address and make significant progress with the operating issues; however, these continuing conditions raise substantial doubt about the Company's ability to continue as a going concern.

Management has addressed operating issues through the following actions: focusing on growing the core business and brands, with international expansion; continuing emphasis on major customers and private label opportunities with major customers, key products and introducing new products; and reducing manufacturing and operating costs and continuing to negotiate lower prices from major suppliers. Management believes that it will be able to restructure the debt obligations that are currently due in 2014 to extend the due date to years subsequent to 2014; however, there can be no assurance that the Company will be able to restructure its existing debt obligations or meet its debt obligations as they become due.  As discussed in Note 8 management was able to convert a majority of the Company’s outstanding debt to equity.  Additionally, management believes that by improving operations, continuing to focus on cost reductions, and delaying debt payment obligations as discussed above, the Company will be able to fund operations over the next twelve months; however, there can be no assurance that the Company will be able to improve operations, reduce costs, or, as discussed above, restructure remaining debt obligations.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liabilities in the ordinary course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 3 – CAPITAL STOCK

Common Stock
As of June 30, 2014 and December 31, 2013, there were 600,000 shares of no par value common stock authorized. The Company had 402,790 and 416,263 shares of common stock issued and outstanding at June 30, 2014 and December 31, 2013, respectively.  At June 30, 2014 and December 31, 2013, three and four principal stockholders, respectively owned over 90% of the issued and outstanding common shares.

From time to time, under a Senior Credit Facility, the Company had accepted capital contributions from certain of its shareholders and, in exchange, has issued debt of the Company or its wholly-owned subsidiary, Twinlab Corporation.  In 2011, the Board of Directors approved the conversion of $52,989 of net outstanding shareholders’ debt at a conversion price of $150 per share of common stock.

Preferred Stock
In 2011, the Company amended its articles of incorporation and authorized 2,500 units of Preferred Stocks known as the 2011 Series A Cumulative Preferred Stock (“Preferred Units”) with no par value.

The 2011 Preferred Units rank senior to all classes of the Company’s capital stock.  These units have no maturity date, have no voting rights, are subject to liquidation preferences ($25,000 as of December 31, 2013) and are redeemable at the Company’s option, as defined.  The holders of these units are entitled to dividends which are accrued at a rate per annum of 5% and payable upon the Company’s board of directors declaring dividends. No dividends have been declared through March 31, 2014.

During the periods ended June 30, 2014 and December 31, 2013, the Company did not issue any Preferred Units. In connection with Preferred Units issued in 2011, the Company issued warrants entitling the holders to purchase 10% of the outstanding shares of common stock at the date of exercise. These warrants have an exercise price of $150 per share of common stock with a term of 5 years. As of the date of issuance, these warrants were determined to have minimal value.

NOTE 4 – INVENTORIES

Inventories consist of the following at:

	June 30, 2014	December 31, 2013

Raw materials	$4,424	$5,302
Work in process	1,412	2,023
Finished goods	8,961	9,191

	$14,797	$16,516

Reserve for obsolete inventory	(1,783)	(1,672)

	$13,014	$14,844

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30, 2014	December 31, 2013

Machinery and equipment	$10,648	$10,007
Computers and other	6,442	6,339
Buildings	-	-
Land	577	577
Aquifer	2,855	2,855
Leasehold improvements	1,514	1,514
	22,036	21,292

Less: accumulated depreciation and amortization	(17,268)	(16,252)

	$4,768	$5,040

Assets held under capital leases are included in “Machinery and equipment” and amounted to $1,654 and $2,019 as of June 30, 2014 and December 31, 2013, respectively.

Depreciation and amortization expense totaled $381 and $464 for the six months ended June 30, 2014 and 2013, respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consist of the following at:

	Gross Carrying Amount at January 1, 2014	Accumulated Amortization		Net Book Value at June 30, 2014	Amortization Periods (Years)

Trademarks	$10,142	$	(3,181)	$6,961	30
Customer relationships	1,824		(984)	840	16

	$11,966		$(4,165)	$7,801

Amortization of the trademarks and customer relationships was $231 and $217 for the six months ended June 30, 2014 and 2013, respectively.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 7 – LONG-TERM DEBT

Long term-debt consists of the following as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Direct Stockholder Loans: Notes payable to stockholders which are unsecured, with interest rates ranging from LIBOR plus 2% to LIBOR plus 3.5% (2.25% to 3.75% as of December 31, 2013). One of the notes requires quarterly installments through January 7, 2015. Two notes are due on demand. The other note is due through December 31, 2015.	$44,052	$44,721

Subordinated Bank Debt: Notes payable to a financial institution with certain stockholders as co-obligors and/or guarantors, with interest rates ranging from LIBOR plus 2% to LIBOR plus 3.5% (2.25% to 3.75% as of December 31, 2013). One note has monthly installments plus interest due through October 1, 2014. The other note has interest only payments due through October 1, 2014.	27,441	28,041

Related-Party Debt: Notes payable to other entities owned or governed by stockholders which are unsecured, with interest rates ranging from LIBOR plus 2% (2.25% as of December 31, 2013) to 8%, maturing through December 31, 2017. One of the notes has provided full, unconditional, joint and several guarantees at a cost to the Company of $150 per quarter.	21,306	15,778

Senior Credit Facility: Revolving $15,000 asset-based credit facility payable to a financial institution with an interest rate equal to LIBOR plus 6% (6.25% as of December 31, 2013), due on demand. The Company is required to pay an unused commitment fee of 0.75% per annum. Collateralized by a first priority lien on all of the assets of the Company. Certain stockholders have also personally guaranteed the Senior Credit Facility.	8,957	7,514
Vendor Term Notes: Loans payable to vendors with rates ranging from 6% to 4.5% and maturing dates of November 2014 and May 2015.	1,294	-

Capital Lease Obligations: Capital leases with rates ranging from 10.13% to 13.21% and maturing dates ranging from February 2014 to October 2016.	1,654	2,019

Total long-term debt	104,704	98,073
Less current portion	(80,190)	(75,422)
Noncurrent long-term debt	$24,514	$22,651

Future aggregate maturities of long-term debt as of:

Period ending June 30,
2015	$80,190
2016	11,491
2017	286
2018	12,737
$104,704

Certain of the long-term debt agreements require the Company to meet certain affirmative and negative covenants, including maintenance of specified ratios. In management’s opinion, the Company was in compliance with the covenants as of June 30, 2014 and December 31, 2013.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 8 – SUBSEQUENT EVENTS

Twinlab Note Conversions into Equity

On May 1, 2014, Twinlab Corporation borrowed $3,000 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015.  The interest rate was 10% per annum. On September 5, 2014, Twinlab Corporation entered into an assignment, assumption and conversion agreement with the individual to convert this debt.  On September 5, 2014, the note was converted into 1,477,833 shares of TCC common stock.  Accrued interest on the note will be paid to the Payee in cash.

On August 15, 2014, Twinlab Corporation borrowed $3,200 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015. The interest rate was 10% per annum. in connection with such loan. On September 5, 2014, Twinlab Corporation entered into a conversion agreement with the individual to convert this debt.  On September 5, 2014, the note and accrued interest thereon were converted into 4,210,526 shares of TCC common stock.

On September 3, 2014, Twinlab Corporation borrowed $2,800 from an individual who is a related party, evidenced by an unsecured convertible promissory note due on January 31, 2015.  The interest rate was 10% per annum. TCC issued to the individual a warrant to acquire 5,592,105 shares of TCC common stock at a purchase price of $0.76 per share, which warrant was assumed by the Company in connection with the Merger. On September 5, 2014, Twinlab Corporation entered into a conversion agreement with the individual to convert this debt.  On September 5, 2014, the note and accrued interest thereon were converted into 3,684,211 shares of TCC common stock.

Issuance of Twinlab Holdings Preferred Stock/Debt Exchange

On July 30, 2014, Twinlab Holdings, Inc., formerly Idea Sphere Inc. (“THI”), amended its articles of incorporation and authorized and designated preferences for its Series A and Series B Preferred stock.  THI authorized 3,000 shares of Series A preferred stock and 7,000 shares of Series B preferred stock.  Shares of Series B preferred stock accrue dividends at a rate of 5% of the base amount per share and have no voting power.  The Series B preferred stock may be redeemed at the option of THI at a price equal to the base amount plus any accrued dividends.

On July 31, 2014, THI entered into a “Debt Repayment Agreement” with a related party pursuant to which the related party exchanged debt totaling approximately $90,250 in consideration of (i) the issuance by THI to such party of 7,000 shares of Series B cumulative preferred stock and THI’s undertaking to pay such party $4,900 per year in structured monthly payments for 3 years provided that such payment obligations will terminate at such earlier time as the trailing ninety day volume weighted average closing sales price of Twinlab Consolidated Holdings, Inc. on all domestic securities exchanges on which it is listed equals or exceeds $5.06 per share.

On July 31, 2014, THI issued 500 additional shares of 2011 Series A cumulative preferred stock in exchange for undeclared and unpaid dividends and the surrender of the warrants rights associated with this class of stock.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 8 – SUBSEQUENT EVENTS
(Continued)

Issuance of TCC Preferred Stock

On September 3, 2014, TCC amended its certificate of incorporation to authorize 10,000 shares of preferred stock and authorized the issuance of one share of Series A Redeemable Preferred Stock. Thomas Tolworthy, an individual who is a related party, purchased this share of Series A Redeemable Preferred Stock from TCC for $200.  In connection therewith, Mr. Tolworthy  agreed to surrender 65,306,102 shares of common stock of TCC to the Company at the direction of the Board of TCC, such shares to be used for proper corporate purposes, including the funding of employee incentive plans, acquisitions and as otherwise determined by the Board.  The Series A Redeemable Preferred Stock does not vote and on the fifth anniversary of the issue date TCC is required to redeem such outstanding share for the purchase price of $200.

Sale lease Back

On August 21, 2014, TCC entered into an agreement with Essex Capital Corporation for a sale leaseback of equipment in the amount of $2,200 replacing a lease on the same equipment with a balance of $1,210.

Change of Name

On August 27, 2014, Idea Sphere Inc. amended its articles of incorporation and changed its name to Twinlab Holdings, Inc.

IS Merger

On August 7, 2014, TCC Merger Company, Inc., a wholly-owned subsidiary of TCC, merged with and into THI in a private transaction in which 43,542,955 TCC common shares were exchanged for the total outstanding common and preferred shares of THI.

Merger

On September 4, 2014, Twinlab Consolidated Holdings, Inc., a Nevada corporation formerly known as Mirror Me, Inc. (“TCH”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among TCH, TCC MERGER CO  (“Sub Co”), a Delaware corporation and wholly-owned subsidiary of TCH, and Twinlab Consolidation Corporation (“TCC”), a Delaware corporation.  The Merger Agreement provides for the merger of Sub Co with and into TCC (the “Merger”), with TCC surviving the Merger as a wholly-owned subsidiary of TCH.

On September 16, 2014, the Company completed the Merger, pursuant to the Merger Agreement, by and among the Company, Sub Co and TCC, whereby TCC became a wholly-owned subsidiary of the Company.  Upon completion of the Merger, all holders of shares of TCC common stock received, for each one share of TCC common stock held by them, one share of the Company’s common stock and the holder of one share of TCC preferred stock received 26,870,132 shares of the Company’s common stock.

TWINLAB HOLDINGS, INC. AND SUBSIDIAIRES (F/K/A IDEA SPHERE INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

NOTE 8 – SUBSEQUENT EVENTS
(Continued)

Working Capital facility

On August 7, 2014 and September 16, 2014, contemporaneously with the IS Merger and the Merger, respectively, Twinlab entered into amendments of its revolving credit facility with Fifth Third Bank, which has a credit limit of $15 million dollars, primarily for the purpose of obtaining the bank's consent to such mergers.  The line of credit is secured by all assets of the Company and its subsidiaries.  Each parent company of Twinlab Corporation, including the Company, TCC and THI and its sister company, ISI Brands, Inc., has guaranteed Twinlab’s obligations under the line of credit.  TCC obtained all necessary consents from its lender in order to consummate the Merger.

Purchase of Option Agreement

In September 2014, TCC entered into an option agreement ("Option No. 1") that gives TCC an exclusive option to purchase 100% of the equity of a marketer and distributor of nutritional products (“Target No. 1”) on certain agreed upon terms.  TCC paid $2,000 to acquire Option No. 1.  Option No. 1 can be exercised on or before July 13, 2015.  As an option, the Company will have the right, but not the obligation, to acquire the equity of Target No. 1 for a purchase price of $37,000, payable in cash at the closing of the acquisition without reduction for the option purchase price.  At present none of the Company, TCC or any other subsidiary of the Company has sufficient funds necessary to close on the acquisition of the equity of Target No. 1, if it were to exercise Option No. 1.  The Company believes that it and TCC will be able to raise the necessary funds to exercise Option No. 1 on a timely basis, although there can be no assurance that the Company and TCC will be successful.

Purchase of Option Agreement

In September 2014, TCC entered into an option agreement (“Option No. 2”) that gives TCC an exclusive option to purchase substantially all of the assets and assume certain operating liabilities of a manufacturer of nutritional products on certain agreed upon terms (“Target No. 2”).  TCC agreed to pay $350 to acquire Option No. 2, which is payable on or before September 27, 2014.  Option No. 2 can be exercised on or before December 13, 2014.  As an option, TCC has the right, but not the obligation, to acquire the assets of Target No. 2, for a purchase price of $10,500,  payable in cash at the closing of the acquisition.  The purchase price for the assets of Target No. 2 would not be reduced by the option purchase price.  If the Company does not exercise Option No. 2 within the exercise period, it will pay the grantor break-up fees of approximately of $400.  At present none of the Company, TCC or any other subsidiary of the Company has sufficient funds necessary to close on the acquisition of the assets of Target No. 2, if it were to exercise the option.  The Company believes that it and  TCC will be able to raise the necessary funds to exercise Option No. 2 on a timely basis, although there can be no assurance that the Company and TCC will be successful.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet presents the historical balance sheets of Twinlab Holdings, Inc. and subsidiaries (f/k/a Idea Sphere Inc.) (THI), Twinlab Consolidation Corporation, Inc. (“TCC”) and Twinlab Consolidated Holdings, Inc. (f/k/a Mirror Me, Inc.) (TCH) as of June 30, 2014, and accounts for the merger of TCC with TCH as a reverse merger transaction, with TCC as the accounting acquirer, (THI merged with and into TCC on August 7, 2014) based on the information and assumptions in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, and giving effect to the transaction as if it had occurred as of June 30, 2014. The transaction was completed on September 16, 2014.

The TCH balance sheet information was derived from its unaudited balance sheet as of May 30, 2014 included in its quarterly report on Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on July 18, 2014. The TCC balance sheet information was derived from its unaudited balance sheet as of June 30, 2014.  The THI balance sheet information was derived from its unaudited balance sheet as of June 30, 2014 that is included in this Form 8-K.

The unaudited pro forma condensed combined statements of operations are based on the historical statements of operations of TCH, TCC, and THI and combine the results of operations of TCH, TCC, and THI for the year ended December 31, 2013 (November 30 for TCH) and the six months ended June 30, 2014 (May 30 for TCH), giving effect to the transaction as if it occurred on January 1, 2013, and reflecting the pro forma adjustments expected to have a continuing impact on the combined results.

The historical results of operations of TCH were derived from TCH’s unaudited statement of operations for the six months ended May 30, 2014 included in its quarterly report on Form 10-Q that was filed with the SEC on July 18, 2014 and the audited statement of operations for the year ended November 30, 2013 included in its annual report on the Form S-1 that was filed with the SEC on December 17, 2013.  The historical results of operations of THI were derived from its unaudited statement of operations for the six months ended June 30, 2014 and its audited statement of operations for the year ended December 31, 2013 that are included in this Form 8-K.   The historical results of operations of TCC were derived from its unaudited statements of operation for the six months ended June 30, 2014 and its unaudited statement of operations for the year ended December 31, 2013.

The unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the reverse acquisition been completed on the assumed date or for the periods presented, or that may be realized in the future. Furthermore, while the pro forma financial information reflects transaction costs incurred with the merger of THI with and into TCC on August 7, 2014, the pro forma financial information does not reflect the impact of any reorganization or restructuring expenses or operating efficiencies resulting from the transaction. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands, except share data)

JUNE 30, 2014

				Pro Forma		Pro Forma
	THI	TCH	TCC	Adjustments		Combined
ASSETS

Current assets:
Cash	$ 315	$ 13	$ 11	$ 6,000	(D,E)	$ 6,339
Restricted cash	375	-	-	-		375
Marketable securities	48	-	-	-		48
Accounts receivable, net	7,620	-	-	-		7,620
Inventories, net	13,014	-	-	-		13,014
Prepaid expenses and other current assets	1,451	-	-	-		1,451
Total current assets	22,823	13	11	6,000		28,847

Property and equipment, net	4,768	-	-	-		4,768
Intangible assets, net	7,801	7	-	-		7,808
Other assets	843	-	-	-		843

Total assets	$ 36,235	$ 20	$ 11	$ 6,000		$ 42,266

Current liabilities:
Checks written in excess of cash	$ 743	$ -	$ -	$ -		$ 743
Accounts payable	8,388	41	-	-		8,429
Accrued expenses and other current liabilities	2,523	-	-	-		2,523
Current portion of long-term debt	80,190	7	-	(69,227)	(A,B,C)	10,970
Current portion of related party payment liability	-	-	-	4,554	(B)	4,554
Total current liabilities	91,844	48	-	(64,673)		27,219

Long term liabilities:
Deferred gain on sale of assets	2,161	-	-	-		2,161
Long-term debt, less current portion	24,514	-	-	(22,749)	(A,B)	1,765
Long-term liability - Related party payment liability, less current portion	-	-	-	7,072	(B)	7,072
Total liabilities	118,519	48	-	(80,350)		38,217

Stockholders' deficit:
Series A cumulative preferred stock, no par value, 3,000 shares
authorized and outstanding, respectively	24,932	-	-	(24,932)	(G)	-

Series B cumulative preferred stock, no par value, 7,000 shares	-	-	-	77,350	(A)
authorized and outstanding, respectively				(77,350)	(G)	-

Preferred stock, $0.001 par value, 500,000,000 shares
authorized, and no shares issued and outstanding	-	-	-	-	(F)	-

Common stock, no par value, 600,000 shares
authorized, 402,790.3177 shares outstanding.	65,433	-	-	(65,433)	(G)	-

Common stock, no par value, 300,000,000 shares
authorized, 173,124,868 issued and outstanding	-	-	11	(11)	(G)	-

Common stock, $0.001 par value, 5,000,000,000 shares
authorized, 220,000,000 issued and outstanding	-	4	-	216	(F)	220

Additional paid in capital	-	40	-	24,932	(G)	176,478
				65,433	(G)
				6,000	(D,E)
				77,350	(G)
				3,000	(C)
				(216)	(F)
				11	(G)
				(72)	(I)
Treasury Stock
Accumulated deficit	(172,585)	(72)	-	72	(I)	(172,585)
Accumulated other comprehensive loss	(64)	-	-	-		(64)
Total stockholders' deficit	(82,284)	(28)	11	86,350		4,049

Total liabilities and stockholders' deficit	$ 36,235	$ 20	$ 11	$ 6,000		$ 42,266

See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

(Dollar amounts in thousands except share data)

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

	THI	TCH	TCC	Pro Forma Adjustments		Pro Forma Combined
Net sales	$34,147	$-	$-	$-		$34,147
Cost of sales	25,846	-	-	-		25,846
Gross profit	8,301	-	-	-		8,301
Selling, general and administrative expenses	11,902	61	-	-		11,963
Loss from operations	(3,601)	(61)	-	-		(3,662)
Other income (expense):
Interest expenses	(2,735)	-	-	1,783	(H)	(952)
Interest income	11	-	-	-		11
Other income, net	8	-	-	-		8
Net other expense (expense)	(2,716)	-	-	1,783		(933)
Income (loss) before income tax provisions	(6,317)	(61)	-	1,783		(4,595)
Income tax provision	(20)	-	-	-		(20)
Net income (loss)	$(6,337)	$(61)	$-	$1,783		$(4,615)
Other comprehensive income (loss):
Unrealized loss on marketable securities	(12)	-	-	-		(12)
Total comprehensive income (loss)	$(6,349)	$(61)	$-	$1,783		$(4,627)
Net loss per share – basic and diluted	$(15.73)	$(0.01)	$-	$-		$(0.02)
Weighted average number of common shares outstanding basic and diluted	402,790	4,068,132	115,187,508	104,341,570	(J)	220,000,000

See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

(Dollar amounts in thousands except share data)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	THI	TCH	TCC	Pro Forma Adjustments		Pro Forma Combined
Net sales	$76,230	$-	$-	$-		$76,230
Cost of sales	52,647	-	-	-		52,647
Gross profit	23,583	-	-	-		23,583
Selling, general and administrative expenses	23,391	11	-	-		23,402
Gain (loss) from operations	192	(11)	-	-		181
Other income (expense):
Interest expense	(5,581)	-	-	3,573	(H)	(2,008)
Interest income	34	-	-	-		34
Realized gain on marketable securities	892	-	-	-		892
Other income, net	2,014	-	-	-		2,014
Net other income (expense)	(2,641)	-	-	3,573		932
Income (loss) before income tax provisions	(2,449)	(11)	-	3,573		1,113
Income tax provision	(33)	-	-	-		(33)
Net income (loss)	$(2,482)	$(11)	$-	$3,573		$1,080
Other comprehensive income (loss):
Unrealized loss on marketable securities	(728)	-	-	-		(728)

Total comprehensive income (loss)	$(3,210)	$(11)	$-	$3,573		$352
Net income (loss) per share – basic and diluted	$(5.96)	$(0.00)	$-	$-		$0.00
Weighted average number of common shares outstanding – basic and diluted	416,263	4,068,132	115,187,508	100,328,097	(J)	220,000,000

See notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollar amounts in thousands except share data)

On September 4, 2014, TCH and TCC entered into an Agreement and Plan of Merger, the merger under which became effective on September 16, 2014,  wherein TCH acquired 100% of TCC’s capital stock through the issuance of TCH’s common stock.  As a result of the transaction, TCC will merge with and into TCH, the surviving entity.  After the effective date of the transaction, the former TCC stockholders will own just under 100% of the issued and outstanding common shares of TCH.  The transaction will be accounted for as a reverse acquisition.

Pro forma adjustments to the attached financial statements include the following:

(A)	To reflect the exchange of 7,000 shares of THI Series B cumulative preferred stock, no par value, for debt.

(B)	To reflect the reclassification of debt to Little Harbor LLC payment liability (a related party).

(C)	To reflect the conversion of the $3,000 May 1, 2014, unsecured convertible promissory note into 1,477,833 shares of TCC common stock

(D)	To reflect the August 15, 2014 issuance of a $3,200 convertible promissory note and subsequent conversion into 4,210,526 shares of TCC common stock.

(E)	To reflect the September 3, 2014 issuance of a $2,800 convertible promissory note and subsequent conversion into 3,684,211 shares of TCC common stock.

(F)	On August 28, 2014 TCH performed a 50/1 stock split resulting in:
-	Common shares authorized increasing from 100,000,000 to 5,000,000,000
-	Common shares outstanding increasing from 4,400,000 to 220,000,000
-	Preferred stock authorized increasing from 10,000,000 to 500,000,000 with 0 shares outstanding.

(G)
To record the acquisition on September 16, 2014 of TCC by TCH through the issuance of 199,995,000 shares of its Rule 144 restricted common stock in exchange for 100% of TCC’s issued and outstanding shares of common and preferred stock.

(H)	To reflect the reduction in interest expense based on the debt removed from the balance sheet in Note A and the increase in interest expense based on Note B.

(I)	To remove the accumulated deficit of TCH (the accounting acquiree).

(J)	To adjust the weighted average number of common shares in accordance with Note F above.